                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 29, 2003

                              INDYMAC BANCORP, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                      1-08972                          95-3983415
            ---------                     --------                         ----------
         (State or other                 (Commission                      (IRS Employer
         jurisdiction of                File Number)                   Identification No.)
         incorporation)

155 North Lake Avenue, Pasadena, California                             91101-7211
  (Address of principal executive office)                               (Zip code)

       Registrant's telephone number, including area code: (800) 669-2300

                              INDYMAC BANCORP, INC.
                             FORM 8-K CURRENT REPORT
                                JANUARY 29, 2003
                                TABLE OF CONTENTS

                                                                                                                     PAGE

Item 5. Other Events

A.     Management's Review of Financial Condition and Results of Operations for the Fourth Quarter of 2002.......      3
   1.  Forward-looking Statements................................................................................      3
   2.  Financial Condition and Results of Operations.............................................................      3
       (a)     Highlights for the Quarter........................................................................      3
       (b)     Loan Production and Sales.........................................................................      5
       (c)     Construction Lending..............................................................................      9
       (d)     HELOC Unit........................................................................................      9
       (e)     Investment Portfolio Activities...................................................................     10
       (f)     Net Interest Income...............................................................................     14
       (g)     Overall Interest Rate Risk Management.............................................................     16
       (h)     Credit Risk and Reserves..........................................................................     17
       (i)     Operating Expenses................................................................................     20
       (j)     Share Repurchase Activities.......................................................................     21
       (k)     Dividend Policy...................................................................................     21
       (l)     Cumulative Effect of a Change in Accounting Principle.............................................     21
       (m)     Future Outlook....................................................................................     21
   3.  Liquidity and Capital Resources...........................................................................     22
       (a)     Overview..........................................................................................     22
       (b)     Principal Sources of Cash.........................................................................     22
       (c)     Principal Uses of Cash............................................................................     23
       (d)     Cash Flows........................................................................................     24
       (e)     Accumulated Other Comprehensive (Loss) Income.....................................................     25
       (f)     Regulatory Capital Requirements...................................................................     25
B.     Condensed Financial Statements (Unaudited)................................................................     27
       Consolidated Balance Sheets...............................................................................     27
       Consolidated Statements of Earnings.......................................................................     28
       Consolidated Statements of Shareholders' Equity and Comprehensive Income..................................     30
       Consolidated Statements of Cash Flows.....................................................................     31

ITEM 5. OTHER EVENTS

MANAGEMENT'S REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FOURTH QUARTER OF 2002

FORWARD-LOOKING STATEMENTS

     This Form 8-K contains statements that may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our projected financial condition and results of operations, plans, objectives, future performance and business. Forward-looking statements typically include the words "anticipate," "believe," "estimate," "expect," "project," "plan," "forecast," "intend" and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties that could cause future results to differ materially from historical results or from the results anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates or as of the date hereof if no other date is identified. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information on our key operating risks, refer to IndyMac's annual report on Form 10-K for the year ended December 31, 2001.

     References to "IndyMac Bancorp" or "the Parent Company" refer to the parent company alone while references to "IndyMac," the "Company" or "we" refer to IndyMac Bancorp, Inc. and its consolidated subsidiaries. The following discussion addresses the Company's financial condition and results of operations for the quarter and twelve months ended December 31, 2002.

HIGHLIGHTS FOR THE QUARTER

     Highlights for the quarter and twelve months ended December 31, 2002 were as follows (our quarterly condensed financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") can be found beginning on page 27):

                                                                             THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                               -----------------------------------------  -------------------------
                                                               DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                                  2002          2001          2002           2002          2001
                                                               ------------  ------------  -------------  ------------  -----------
                                                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
  Net revenues .............................................   $   144       $   142       $   151       $   575       $   498
  Net earnings before cumulative effect of a change
   in accounting principle(1)...............................   $    36       $    36       $    37       $   143       $   127
  Earnings per share before cumulative effect of a change
   in accounting principle on a diluted basis(1) ...........   $  0.63       $  0.58       $  0.64       $  2.41       $  2.00
  Return on average equity(2) ..............................     16.55%        17.71%        17.24%        16.60%        16.55%
  Return on average assets(2) ..............................      1.56%         1.97%         1.82%         1.80%         1.77%
  Efficiency ratio(3) ......................................        63%           54%           58%           58%           53%
  Capital used to generate a dollar of net revenue(4) ......   $  1.42       $  1.37       $  1.40       $  1.46       $  1.46
  Capital adjusted efficiency ratio(5) .....................        90%           74%           81%           85%           78%
BALANCE SHEET (PERIOD END)
  Total assets .............................................   $ 9,574       $ 7,497       $ 7,893       $ 9,574       $ 7,497
  Total equity .............................................   $   850       $   845       $   838       $   850       $   845
  Debt to equity ratio (6) .................................    10.3:1         7.9:1         8.4:1        10.3:1         7.9:1
  Book value per share .....................................   $ 15.50       $ 14.00       $ 14.97       $ 15.50       $ 14.00
  Core capital ratio(7) ....................................      8.70%         9.16%        10.15%         8.70%         9.16%
  Risk-based capital ratio(7) ..............................     14.03%        14.59%        15.80%        14.03%        14.59%
  Excess capital(8).........................................   $    94       $   253       $   222       $    94       $   253
OTHER
  Shares repurchased during the period (000's) .............     1,171           562         3,468         6,184         3,364
  Average repurchase price per share .......................   $ 17.83       $ 22.12       $ 21.33       $ 21.27       $ 23.42
  Remaining share repurchase authorization .................   $    62
  Loan production(9) .......................................   $ 6,580       $ 4,703       $ 5,312       $20,882       $17,549
  Loans sold ...............................................   $ 4,378       $ 3,856       $ 4,474       $16,825       $13,901
  Gain on sale of loans ....................................      1.71%         1.75%         1.73%         1.79%         1.65%

----------

(1) Net earnings and EPS in 2001 exclude a charge to earnings of $10.2 million or $0.16 per share recorded as a cumulative effect of a change in accounting principle.

(2) Using earnings before the cumulative effect of a change in accounting principle discussed in note 1 above.

(3) Defined as non-interest expenses, excluding amortization of goodwill and other intangible assets, divided by net interest income and other income.

(4)  Average equity divided by net interest income and other income.

(5) Efficiency ratio multiplied by the capital required to generate a dollar of net revenue.

(6)  Debt (including deposits) divided by total equity.

(7) IndyMac Bank, F.S.B. (excludes unencumbered cash at holding company available for investment in IndyMac Bank(R). Refer to the Regulatory Capital Requirements discussion below for further information).

(8) Excess capital is defined as capital held in IndyMac Bank, F.S.B. in excess of regulatory requirements for "well-capitalized" institutions plus unencumbered cash at the Parent Company.

(9)  Includes newly originated commitments on construction loans.

     The Company reported an increase of 9% in earnings per share for the fourth quarter of 2002 in comparison to the fourth quarter of 2001 as a result of an increase of 2% in net revenues, a reduction in the effective tax rate of 33% and a 10% reduction in average diluted shares outstanding due to the share repurchase program, offset by a 19% increase in expenses.

     A significant portion of the increase in expenses during the fourth quarter of 2002 is attributable to the variable cost to produce the Company's 45% increase in mortgage production during the quarter compared to the fourth quarter of 2001, in which interest rates were near record low levels. While the Company's loan production was at record levels, the Company opted to retain a significant portion of this production to grow its portfolio of mortgage loans held for investment and mortgage loans held for sale. Prime mortgage loans held for investment increased by $976 million over the prior year and by $942 million from the third quarter of this year. Mortgage loans held for sale increased by $147 million over the prior year and by $769 million in comparison to the third quarter of this year.

     The reduction in the tax rate was the result of state tax initiatives, including tax credits, which were realized during the fourth quarter in connection with the Company's expansion in certain California enterprise zones, as well as the Company's national expansion. The Company incurred $1.8 million in expenses during the fourth quarter in connection with the work involved to finalize these initiatives. Prospectively, the Company's effective tax rate is expected to be approximately 39.5% in 2003, compared with the 39.2% effective rate for the full year 2002.

     For the year ended December 31, 2002, IndyMac(R) reported an increase of 21% in earnings per share (before the cumulative effect of a change in accounting principle that reduced 2001 earnings) over the year ended December 31, 2001 with a 15% increase in net revenues, a 9% reduction in the average tax rate and a 6% decrease in average diluted shares outstanding, offset by a 23% increase in expenses. Return on equity for the year ended December 31, 2002 of 17% was stable in comparison with the year ended December 31, 2001. Including the impact of the cumulative effect of a change in accounting principle in 2001, earnings per share increased 31% during the year ended December 31, 2002 compared to the same period in 2001.

      "IndyMac delivered strong results during the fourth quarter and the full year 2002 with record loan production, effective interest rate risk management in a challenging environment and continued improvement in overall asset quality and credit risk management," commented Michael W. Perry, IndyMac's Chief Executive Officer. "I would like to thank our customers for their business this past year and the continued development of strong, mutually profitable relationships. I would also like to thank our employees, our management team and our Board for the focus, dedication and sheer hard work this past year to take IndyMac to the next level of success. With our balance sheet growth, including strong balances in both our mortgage loans held for sale and held for investment, and our pipeline at near record levels, we are well positioned for another good year in 2003. I am pleased that our Board of Directors saw fit to reestablish quarterly cash dividends for IndyMac and I fully expect that with continued strong performance and growth in earnings per share we would also see future increases in the level of cash dividends," concluded Mr. Perry.

Revenues

     IndyMac's revenues are derived from its core focus on single-family residential lending, and are diversified among its mortgage banking operations and investment portfolio activities. Mortgage banking operations are characterized by high asset turn (the production and sale of mortgage loans) and efficient utilization of capital but can be cyclical in nature depending on interest rates. Revenues generated by mortgage banking operations include gain on sale of mortgage loans, fee income and net spread (interest) income during the period loans are held pending sale. Investment portfolio activities consist primarily of investments in single-family residential loans, also referred to as SFRs, mortgage securities and mortgage servicing rights, also referred to as MSRs. IndyMac also provides loans to subdivision developers to construct single-family residential homes. The portfolio activities tend to provide a more stable source of revenues, comprised primarily of net interest income and servicing fees. IndyMac is strategically focused on increasing the relative size of its portfolios of mortgage loans and home equity lines of credit held for investment and mortgage servicing to achieve greater balance between its mortgage banking activities and its core, stable investing activities.

LOAN PRODUCTION AND SALES

     During the fourth quarter of 2002, the Company produced $6.6 billion of loans, which was a 40% increase over the $4.7 billion of loans produced during the fourth quarter of 2001 and a 24% increase over the $5.3 billion produced in the third quarter. Total production by product type and channel was as follows:

                                                                  THREE MONTHS ENDED
                                               -----------------------------------------------------------------
                                               DECEMBER 31,  DECEMBER 31,   VARIANCE    SEPTEMBER 30,  VARIANCE
                                                  2002         2001         PERCENT       2002         PERCENT
                                               ------------  ------------   --------    -------------  --------
                                                                     (DOLLARS IN MILLIONS)
VOLUME BY PRODUCT
Prime(1)
  Agency conforming ........................      $1,425       $  963          48 %      $  902           58%
  Alt-A and jumbo ..........................       4,158        2,907           43%       3,365           24%
  Government -- FHA/VA .....................           4           62          -94%          33          -88%
Subprime(1) ................................         279          165           69%         380          -27%
Home Equity Lines Of Credit(2) .............         142           43          230%         119           19%
Consumer construction(2) ...................         402          275           46%         409           -2%
                                                  ------       ------       ------       ------       ------
     Subtotal mortgage production ..........       6,410        4,415           45%       5,208           23%
Subdivision construction commitments .......         170          288          -41%         104           63%
                                                  ------       ------       ------       ------       ------
     Total production volume ...............      $6,580       $4,703           40%      $5,312           24%
                                                  ======       ======       ======       ======       ======
MORTGAGE PRODUCTION -- VOLUME BY CHANNEL
  Business-to-Business (B2B) ...............      $4,875       $3,570           37%      $4,069           20%
  Business-to-Consumer (B2C) ...............       1,242          742           67%         975           27%
  Business-to-Realtor (B2R) ................         213           98          117%         138           54%
  Homebuilder Division .....................          80            5           nm           26          208%
                                                  ------       ------       ------       ------       ------
     Total mortgage production .............      $6,410       $4,415           45%      $5,208           23%
                                                  ======       ======       ======       ======       ======
MORTGAGE PRODUCTION --  WEB-BASED BY CHANNEL
  B2B ......................................      $4,144       $3,248           28%      $3,436           21%
  B2C ......................................         413          281           47%         319           29%
  B2R ......................................         213           98          117%         138           54%
  Homebuilder Division .....................          73            5           nm           25          192%
                                                  ------       ------       ------       ------       ------
     Total web-based production ............      $4,843       $3,632           33%      $3,918           24%
                                                  ======       ======       ======       ======       ======
REFINANCES AS A % OF TOTAL FUNDINGS:

  B2B ......................................          74%          64%          16%          66%          12%
  B2C ......................................          95%          93%           2%          90%           6%
  B2R ......................................          68%          60%          13%          56%          21%
  Total refinanced loans as a % of total
     prime and subprime fundings ...........          78%          69%          13%          70%          11%
  Cash-out refinanced loans as a % of
     total refinanced loans ................          52%          54%          -4%          55%          -5%
MORTGAGE PIPELINE AT PERIOD END (3) ........      $4,723       $3,516           34%      $5,011           -6%

                                               YEAR ENDED
                                               DECEMBER 31,
                                            ------------------         VARIANCE
                                            2002          2001         PERCENT
                                            -------      -------      --------
VOLUME BY CHANNEL
  B2B ................................      $16,208      $13,948           16%
  B2C ................................        3,406        2,261           51%
  B2R ................................          537          281           91%
  Homebuilder Division ...............          125            5           nm
                                            -------      -------      -------
     Subtotal mortgage production ....       20,276       16,495           23%
  Subdivision construction commitments          606        1,054          -43%
                                            -------      -------      -------
     Total production volume .........      $20,882      $17,549           19%
                                            =======      =======      =======

(1)  Fundings.

(2)  New commitments.

(3) Includes rate lock commitments for loans in process plus loans that have been submitted for processing, but not yet rate locked.

     The Company sold $4.4 billion of loans during the fourth quarter of 2002 and $3.9 billion of loans during the fourth quarter of 2001. The Company's gain on sale of loans increased 11% in the fourth quarter of 2002 to $74.8 million, from $67.7 million in the fourth quarter of 2001. The increase in the gain on sale was a result of the 14% increase in loans sold, as the profit margin, net of hedging gains and losses, was relatively constant year over year.

     The Company hedges the interest rate risk inherent in its pipeline of mortgage loans held for sale. In a period of declining interest rates, hedging has the effect of reducing the gain on sale of the Company's mortgage loans. In a period of rising rates, hedging protects the Company from deterioration in the net margin. The table below illustrates the impact of the Company's pipeline hedging activities.

                                                                      THREE MONTHS ENDED
                                           ----------------------------------------------------------------------------
                                           DECEMBER 31,    DECEMBER 31,                     SEPTEMBER 30,
                                             2002             2001            % CHANGE           2002          % CHANGE
                                           -----------     -----------        --------      --------------     --------
                                                          (DOLLARS IN MILLIONS)
Gross gain on mortgage loan sales           $ 132             $  41              222%           $ 155             -15%
Gross margin before hedging .....            3.02%             1.06%             185%            3.48%            -13%
Hedging gains (losses) ..........           $ (57)            $  27             -311%           $ (78)            -27%
Net gains on sale ...............           $  75             $  68               10%           $  77              -3%
Net margin after hedging ........            1.71%             1.75%              -2%            1.73%             -1%

     In addition to the gain on sale, IndyMac earns spread and fee income on its mortgage loans held for sale. It is important to look at the entire mortgage banking revenue stream in evaluating performance as these components may vary in differing interest rate environments and sale strategies. The following table depicts the total revenue margin on mortgage loans sold, which is calculated by dividing the sum of gain on the sale of loans, net interest income, and fee income by the amount of loans sold:

                                                                       THREE MONTHS ENDED
                                   ---------------------------------------------------------------------------------------
                                   DECEMBER 31,   % OF LOANS   DECEMBER 31,    % OF LOANS  SEPTEMBER 30,       % OF LOANS
                                      2002          SOLD          2001           SOLD         2002                SOLD
                                   ------------   ----------   ------------    ----------  -------------       ----------
                                                                     (DOLLARS IN THOUSANDS)
Gain on sale of loans ........    $   74,775       1.71%       $   67,665        1.75%      $   77,279            1.73%
Net interest income ..........        24,277       0.55%           15,923        0.41%          22,104            0.49%
Fee income ...................        15,819       0.36%           10,034        0.26%          10,682            0.24%
                                  ----------       ----        ----------        ----       ----------            ----
Total mortgage banking revenue       114,871       2.62%           93,622        2.43%         110,065            2.46%
                                  ==========                   ==========                   ==========
Loans sold ...................     4,378,410         --         3,856,458          --        4,473,620            ----

     The following table shows the distribution channels through which loans were distributed.

                                                                               THREE MONTHS ENDED
                                        -------------------------------------------------------------------------------------------
                                        DECEMBER 31,     DISTRIBUTION    DECEMBER 31,  DISTRIBUTION    SEPTEMBER 30,   DISTRIBUTION
                                           2002          PERCENTAGES       2001         PERCENTAGES       2002         PERCENTAGES
                                        ------------     ------------    ------------  ------------    -------------   ------------
                                                                     (DOLLARS IN MILLIONS)
Sales to the GSEs(1) ................     $2,286            45%          $2,321            59%          $1,885             39%
Private-label securitizations .......      1,489            29%             380            10%           1,947             41%
Whole loan sales ....................        603            12%           1,155            29%             642             13%
                                          ------        ------           ------        ------           ------         ------
     Subtotal sales .................      4,378            86%           3,856            97%           4,474             93%
Investment Portfolio acquisitions (2)        721            14%             104             3%             315              7%
                                          ------        ------           ------        ------           ------         ------
     Total loan distribution ........     $5,099           100%          $3,960           100%          $4,789            100%
                                          ======        ======           ======        ======           ======         ======

----------
(1)  Government-sponsored enterprises.

(2)  Loan production that IndyMac elected to retain in its investment portfolio.


     In conjunction with the sale of mortgage loans in private-label securitization and GSE transactions, the Company generally retains certain assets. The primary assets retained include MSRs and, to a lesser degree, AAA-rated and agency interest-only securities, non-investment grade securities and residual securities. The allocated cost of the retained assets at the time of sale is recorded as an asset with an offsetting increase to the gain on sale of loans (or a reduction in the cost basis of the loans sold). The calculation of the $74.8 million in gain on sale of loans earned during the three months ended December 31, 2002 included the retention of $76.0 million of servicing-related assets. More information on the valuation assumptions related to IndyMac's retained assets can be found on page 12.

Mortgage Production by Channel

     IndyMac generates its mortgage production through multiple channels on a nationwide basis with a concentration in those regions of the country in which we have regional offices or in which there are higher home prices, including California, Florida, New Jersey and New York. Our highest concentration of mortgage loans relates to properties in California. Mortgages secured by California properties accounted for 54% of the mortgage loans produced in the fourth quarter of 2002 based on dollar value, and 44% based on numbers of loans.

IndyMac's primary mortgage production channel is our business-to-business (B2B) channel through which we purchase loans from mortgage brokers, mortgage bankers and community financial institutions. The next largest channel is our direct-to-consumer channel (B2C), which markets to consumers on a decentralized basis through our Web site at IndyMacMortgage.com, links to other Web-based marketers, direct mail and telemarketing and through IndyMac Bank's retail banking branches. In addition to these two key channels, IndyMac produces mortgage loans through realtors (B2R-LoanWorks(R)) and through relationships with homebuilders. Following is a more detailed breakdown of the production in IndyMac's two largest channels.

B2B Channel

                                                                                     THREE MONTHS ENDED
                                                          ----------------------------------------------------------------
                                                          DECEMBER 31,  DECEMBER 31,  VARIANCE  SEPTEMBER 30,     VARIANCE
                                                            2002          2001        PERCENT     2002            PERCENT
                                                          ------------  ------------  --------  -------------     --------
                                                                               (DOLLARS IN MILLIONS)
PRODUCTION
  Wholesale (1) .....................................      $3,022       $2,272           33%      $2,451           23%
  Correspondent (1) .................................         958        1,000           -4%         839           14%
  HELOC .............................................          85           23          270%          61           39%
  Consumer Construction .............................         402          275           46%         409           -2%
                                                           ------       ------       ------       ------       ------
     Subtotal wholesale/correspondent operations ....       4,467        3,570           25%       3,760           19%
  B2B -- Conduit operations (1) .....................         408           --           nm          309           32%
                                                           ------       ------       ------       ------       ------
     Total B2B ......................................      $4,875       $3,570           37%      $4,069           20%
                                                           ======       ======       ======       ======       ======
Percent of wholesale/correspondent operations via Web          93%          91%           2%          91%           2%
Key drivers of growth and profitability
Active Customers (2) ................................       3,693        3,550            4%       3,571            3%
Sales and Marketing Personnel .......................         228          209            9%         233           -2%
Cost per funded loan -- prime/subprime (bps) ........          71           88          -19%          75           -5%

(1) Wholesale refers to loans that IndyMac funds on behalf of mortgage brokers. Correspondent production refers to the purchase of closed loans from mortgage bankers and conduit operations refer to the purchase by IndyMac of closed loans on a bulk basis.

(2) Active customers are defined as those mortgage brokers that actually funded a loan with IndyMac during the quarter plus new mortgage brokers during the quarter that may not yet have had an opportunity to complete a loan funding with IndyMac.

B2C Channel

                                                                             THREE MONTHS ENDED
                                                  -------------------------------------------------------------------------------
                                                  DECEMBER 31,      DECEMBER 31,        VARIANCE        SEPTEMBER 30,    VARIANCE
                                                     2002              2001             PERCENT            2002          PERCENT
                                                  ------------      ------------        --------        -------------    --------
PRODUCTION                                                                       (DOLLARS IN MILLIONS)
Web-based Production
  Direct at www.indymacmortgage.com ...........     $  297           $  184               61%            $  219            36%
  Indirect Web-based leads ....................         68               75               -9%                70            -3%
Cross-marketing and Portfolio Refinancing .....        644              382               69%               523            23%
Direct Telemarketing and Affinity Relationships        178               73              144%               124            44%
Retail banking branches .......................         55               28               96%                39            41%
                                                    ------           ------                              ------
  Total .......................................     $1,242           $  742               67%            $  975            27%
                                                    ======           ======                              ======
KEY DRIVERS OF GROWTH AND PROFITABILITY

Marketing costs (in thousands) ................     $2,169           $1,329               63%            $2,188            -1%
Marketing cost per funded loan (dollars) ......     $  343           $  357               -4%            $  437           -22%
Cost per funded loan (bps) ....................        154              162               -5%               167            -8%

     The strong increase in the B2C channel production this quarter is attributed to the record mortgage refinance environment, with mortgage interest rates at historically low levels. At this time, the B2C channel is more closely associated with the refinance environment, both from the perspective of refinancing the customers of IndyMac's servicing portfolio and because consumers are more willing to refinance an existing mortgage over the Web. Our experience to date has been that consumers that are in the process of purchasing a new home are more influenced in their mortgage decision by their realtor. IndyMac's B2B channel is more closely aligned to the purchase market as these lenders tend to have established relationships with realtors. IndyMac's B2R and homebuilder channels, while still relatively small, are also expected to align IndyMac's production more closely with consumers seeking a mortgage to finance the purchase of a home and are expected to help mitigate the cyclicality of the B2C channel should interest rates rise.

CONSTRUCTION LENDING

     IndyMac provides construction financing for individual consumers who are in the process of building their own home (consumer construction) and for residential subdivision developers (builder construction).

     With respect to consumer construction, the primary product is a construction-to-permanent mortgage loan. This product provides financing for the 9-12 month term of construction and automatically converts to a permanent mortgage loan at the end of construction. As a result, this product represents a hybrid activity between our portfolio lending activities and mortgage banking activities. The Company earns net interest income during the construction phase. When the loan converts to permanent status the loan is transferred into the Company's pipeline of mortgage loans held for sale. These loans are typically fixed-rate loans. Consumer construction loans outstanding at December 31, 2002 were $875.3 million, up 21% compared to the amount at December 31, 2001.

     With respect to builder construction loans, our activities have been increasingly focused in the past year on those homebuilders that provide our mortgage loans to their customers when they sell the completed residence. We have also narrowed our geographic market in this product to eight states for new commitments (California, Illinois, Nevada, Utah, Arizona, Colorado, Washington, Oregon). Builder construction loans are typically based on prime rates. Builder construction loans outstanding at December 31, 2002 were $482.4 million, down 19% compared to December 31, 2001, due to the narrower focus for this product. Substantial portions of our builder construction loans also carry the guarantee of the builder.

     The following table shows the geographic distribution of the Company's construction loans outstanding at December 31, 2002.

                                              CONSUMER                                               BUILDER
                                           CONSTRUCTION                                            CONSTRUCTION
                                               LOANS                                                  LOANS
Geographic distribution:                                  Geographic distribution(1):
  Southern California...................          35%       Southern California...................     40%
  Northern California...................          23%       Northern California...................     19%
  New York..............................           7%       Illinois..............................     18%
  Hawaii................................           3%       Utah..................................      3%
  Florida...............................           3%       Texas.................................      2%
  Colorado..............................           3%       Georgia...............................      2%
  Other.................................          26%       Other.................................     16%
                                               -----                                                -----
     Total..............................         100%          Total..............................    100%
                                                =====                                                =====
  Average FICO score....................        707(2)
  Average loan to value ratio...........         73%        Average loan to value ratio...........     68%

----------

(1) Geographic distribution is based on outstanding balances. Some projects are continuing to be built out in states in which we no longer actively solicit new loans.

(2) FICO scores are not calculated for corporate entities and are therefore not applicable for builder construction portfolio. FICO scores are the result of a credit scoring system developed by Fair Isaacs and Co. and are generally used by lenders to evaluate a borrower's credit history. FICO scores of 700 or higher are generally considered to be very high quality borrowers with low risk of default, but in general, the secondary market will consider FICO scores of 620 or higher to be prime.

     For information related to the Company's balance of non-performing assets and related credit reserves, see discussion below in "Credit Risk and Reserves."

HELOC UNIT

     During 2002, IndyMac established a business unit to focus on the production of prime quality home equity lines of credit, or HELOCs. IndyMac's HELOC product offers consumers access to their credit line via both equity checks and a Visa(R) credit card. The HELOC product was incorporated into our e-MITS platform late in 2001. In addition to marketing through IndyMac's B2B and B2C customer base, the HELOC Division cross-markets to IndyMac's existing mortgage and banking consumer customers and began a direct mail marketing campaign to the general public late in the fourth quarter. While production via direct marketing was small relative to the total HELOC production during the fourth quarter, the Company expects that its direct marketing efforts will contribute substantially to HELOC production in the future. IndyMac plans to hold its HELOCs for investment purposes to generate core spread income on the balance sheet. As a result, the balance of HELOCs was transferred from loans held for sale to loans held for investment during the fourth quarter.

      The following table presents further information on the HELOC unit.

                                                  DECEMBER 31,        SEPTEMBER 30,        VARIANCE
                                                    2002                 2002               PERCENT
                                                  ------------        -------------        --------
                                                                  (DOLLARS IN THOUSANDS)
HELOC production ..............................    $141,589             $118,746             19%
Outstanding balance at end of period ..........    $312,881             $239,861             30%
Average balance ...............................    $270,445             $202,263             34%
Outstanding commitment at end of period .......    $459,537             $333,248             38%
Average spread over prime .....................        1.78%                2.11%           -16%
Average FICO score ............................         711                  705              1%
Average combined LTV ratio ....................          78%                  78%            --%


INVESTMENT PORTFOLIO ACTIVITIES

     The composition of the Investment Portfolio includes mortgage loans held for investment, mortgage-backed securities, U.S. Treasury securities and MSRs. The following table sets forth the balances associated with each of these portfolios.

                                                                 DECEMBER 31,      DECEMBER 31,
                                                                    2002             2001
                                                                 ------------      ------------
                                                                    (DOLLARS IN THOUSANDS)
MORTGAGE LOANS HELD FOR INVESTMENT ...........................   $2,226,971       $1,531,757
                                                                 ----------       ----------
MORTGAGE-BACKED AND U.S. TREASURY SECURITIES:
  Trading securities

     AAA-rated agency securities .............................       25,055               --
     AAA-rated and agency interest-only securities ...........      187,060          211,104
     AAA-rated principal-only securities .....................       79,554            4,096
     AAA-rated non-agency securities .........................      101,185               --
     U.S. Treasury securities ................................      282,219               --
     Other investment grade securities .......................       12,070               --
     Non-investment grade residual securities ................       78,740               --
                                                                 ----------       ----------
          Subtotal -- trading securities .....................      765,883          215,200
  Available for sale securities
     AAA-rated agency securities .............................      123,269           89,752
     AAA-rated non-agency securities .........................    1,406,321        1,170,960
     Other investment grade securities .......................       39,258           40,042
     Non-investment grade residual securities ................           --           43,123
     Other non-investment grade securities ...................        4,362            5,282
                                                                 ----------       ----------
          Subtotal -- available for sale securities ..........    1,573,210        1,349,159
                                                                 ----------       ----------
         Total mortgage-backed and U.S. Treasury securities ..    2,339,093        1,564,359
MORTGAGE SERVICING RIGHTS ....................................      300,539          321,316
                                                                 ----------       ----------
          Total ..............................................   $4,866,603       $3,417,432
                                                                 ==========       ==========
Percentage of securities portfolio rated investment grade ....           96%              97%
Percentage of securities portfolio rated AAA .................           94%              94%

     Securities that the Company considers as hedges of its AAA-rated and agency interest-only securities, prime residual securities and MSRs are carried as trading securities in order to reflect changes in their fair values in current income. In addition, AAA-rated and agency interest-only securities and non-investment grade residual securities are classified as trading securities so that the accounting will mirror our economic hedging activities. All other mortgage-backed securities are classified as available for sale.

     The following table shows Investment Portfolio's average annualized net returns, which is calculated by dividing the sum of net interest income after interest expense and provision for loan losses, service fee income and related net gains or losses by the average balance of Investment Portfolio's assets. Service fee income includes reinvestment income, prepayment and late fee income, net of compensating interest paid to borrowers and investors, and net hedging gains and losses.

                                                                                     THREE MONTHS ENDED
                                                                                     ------------------
                                                                        DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                                           2002             2001              2002
                                                                        ------------     ------------     -------------
                                                                                     (DOLLARS IN THOUSANDS)
Net interest income after provision for loan losses .............      $   12,589       $   13,216       $   16,641
Service fee income ..............................................           1,377            7,291            3,593
Gain on mortgage-backed securities, net .........................           1,052            6,317            7,674
Average balance of Investment Portfolio's interest-earning assets
  and mortgage servicing rights .................................       4,203,821        3,105,405        3,874,581
Investment Portfolio's return on interest-earning
  assets and mortgage servicing rights ..........................            1.43%            3.46%            2.88%
                                                                       ==========       ==========       ==========

     The returns on the Company's investment portfolio are lower in the fourth quarter as the cumulative impact of accelerated prepayments in the third and fourth quarters of this year have lowered the returns. Higher yielding assets have been replaced with lower yielding assets. In addition, the repricing of the financing tends to lag the repricing of the assets in a duration matched portfolio, during periods of faster than expected prepayments, which has the combined effect of compressing the net interest margin. Similarly, as prepayments shorten the expected duration of the portfolio of mortgage servicing rights, the discount rate decreases relative to the shorter life of the asset. All things being equal, the Company expects that the performance of its investment portfolio will improve as interest rates rise and prepayments slow to more normal levels.

Mortgage Loans Held for Investment

     The Company's portfolio of mortgage loans held for investment is comprised primarily of single-family residential mortgage loans, with a concentration in adjustable-rate loans to mitigate interest rate risk in funding these assets. The Company is focused on increasing its portfolio of mortgage loans held for investment to achieve greater balance in its investing activities relative to its mortgage banking activities, which tend to be more cyclical. During the quarter, the Company added $446.6 million of hybrid adjustable rate mortgages in accordance with this strategy. The following table shows the composition of this portfolio and relevant credit quality characteristics at December 31, 2002.

  Fixed-rate mortgages ...........       23%
  Adjustable-rate mortgages ......       28%
  Hybrid adjustable-rate mortgages       49%
                                        ---
     Total .......................      100%
                                        ===
Average FICO score ...............      710
Average loan to value ratio ......       71%

Mortgage-backed Securities and U.S. Treasury Securities

     The Company's portfolio of mortgage-backed securities and U.S. Treasury securities totaled $2.3 billion and $1.6 billion at December 31, 2002 and December 31, 2001, respectively. The Company invests in high quality mortgage-backed securities to provide a stable source of net spread income. At December 31, 2002, 94% of the portfolio was rated AAA with expected average lives ranging from 2-5 years. Treasury securities and AAA-rated principal-only securities in the trading portfolio are purchased to hedge the interest rate risk associated with servicing-related assets. All securities are recorded at fair value.

Mortgage Servicing and Mortgage Servicing Rights

     In addition to its own loans, IndyMac serviced $25.8 billion of mortgage loans owned by others at December 31, 2002 with a weighted average coupon of 7.52% and was the master servicer on $4.9 billion of mortgage loans. In comparison, IndyMac serviced $19.9 billion of mortgage loans and was the master servicer on $9.6 billion of mortgage loans at December 31, 2001. MSRs related to these servicing portfolios totaled $300.5 million as of December 31, 2002 and $321.3 million as of December 31, 2001, reflecting a decrease of $20.8 million. The table below shows the activity in mortgage servicing rights.

                                                                  THREE MONTHS ENDED                      YEAR ENDED
                                                   --------------------------------------------    ----------------------------
                                                   DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                                      2002            2001            2002            2002            2001
                                                   ------------    ------------    -------------   ------------    ------------
                                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of period ..............      $ 278,041       $ 285,174       $ 316,780       $ 321,316       $ 211,127
Net additions ...............................         54,013          59,737          53,099         226,768         229,403
Transfers to AAA-rated and agency
   interest-only securities..................        (11,127)             --              --         (71,144)             --
Scheduled amortization ......................        (16,763)        (27,649)        (15,657)        (68,163)        (74,881)
Provision for valuation/impairment ..........         (3,625)          4,054         (76,181)       (108,238)        (44,333)
                                                   ---------       ---------       ---------       ---------       ---------
Balance at end of period ....................      $ 300,539       $ 321,316       $ 278,041       $ 300,539       $ 321,316
                                                   =========       =========       =========       =========       =========

     At December 31, 2002, the valuation allowance related to MSRs totaled $179.6 million.

Valuation of Servicing-Related Assets

     MSRs, AAA-rated and agency interest-only securities and residual securities are recorded at fair market value. Mortgage servicing rights are further subject to lower of cost or market limitations. Relevant information and assumptions used to value the Company's servicing related assets and residual securities at December 31, 2002 and 2001 are shown below.

                                                                                     ACTUAL
                                            -----------------------------------------------------------------------------------
                                                                            GROSS WTD.    SERVICING      3-MONTH       WEIGHTED
                                               BOOK         COLLATERAL       AVERAGE     FEE/INTEREST   PREPAYMENT     AVERAGE
                                               VALUE          BALANCE        COUPON         STRIP         SPEEDS       MULTIPLE
                                            ----------      ----------       -------     ------------   ----------     -------
                                                                       (DOLLARS IN THOUSANDS)
DECEMBER 31, 2002
AAA-rated and agency interest-only
  securities ........................         $187,061      $14,214,229       7.77%          0.53%         38.5%         2.48
                                              --------
Prime residual securities ...........         $ 33,400      $ 2,968,794       7.51%          1.44%         35.5%         0.78
Sub-prime residual securities .......           45,340      $ 1,968,041       9.54%          4.21%         30.3%         0.55
                                              --------
  Total non-investment grade
   residual securities ..............         $ 78,740
                                              --------
Master servicing(3) .................         $ 14,582      $ 4,868,804       8.26%          0.10%         53.3%         2.99
Primary servicing(4) ................          285,957      $25,819,447       7.52%          0.33%         40.4%         3.37
                                              --------
  Total mortgage servicing rights ...         $300,539
                                              ========

DECEMBER 31, 2001

AAA-rated interest-only securities ..         $211,104      $ 8,943,350       7.55%          0.81%         31.9%         2.91
                                              --------
Prime residual securities ...........         $ 16,887      $   850,311       8.08%          1.98%         17.8%         1.00
Sub-prime residual securities .......           26,236      $ 1,995,668      10.28%          4.17%         32.5%         0.32
                                              --------
  Total non-investment grade
   residual securities ..............         $ 43,123
                                              --------
Master servicing(3) .................         $ 27,218      $ 9,581,919       8.36%          0.10%         40.9%         2.84
Primary servicing(4) ................          294,098      $19,889,540       8.28%          0.45%         29.2%         3.28
                                              --------
  Total mortgage servicing rights ...         $321,316
                                              ========


                                                    VALUATION ASSUMPTIONS
                                              ----------------------------------------
                                               LIFETIME                    REMAINING
                                              PREPAYMENT     DISCOUNT      CUMULATIVE
                                                SPEEDS(1)      YIELD      LOSS RATE(2)
                                              ----------     --------     ------------
DECEMBER 31, 2002
AAA-rated and agency interest-only
  securities ........................            23.6%          8.7%         N/A

Prime residual securities ...........            18.9%         15.2%         0.7%
Sub-prime residual securities .......            32.1%         27.1%         2.8%

  Total non-investment grade
   residual securities ..............

Master servicing(3) .................            22.3%         11.3%         N/A
Primary servicing(4) ................            22.0%          9.5%         N/A

  Total mortgage servicing rights ...


DECEMBER 31, 2001

AAA-rated interest-only securities ..            16.9%         11.6%         N/A

Prime residual securities ...........            20.7%         18.0%         0.8%
Sub-prime residual securities .......            34.5%         28.3%         2.3%

  Total non-investment grade
   residual securities ..............

Master servicing(3) .................            18.8%         17.3%         N/A
Primary servicing(4) ................            19.9%         12.6%         N/A

  Total mortgage servicing rights ...


----------

(1) Assumed prepayment speeds are higher in the short term and lower in the long term based on the market forward curve for interest rates rising over the average life of the asset. The assumed 3-month prepayment speeds at December 31, 2002 were 39.7%, 40.3%, and 35.0% for AAA-rated and agency interest-only securities, prime residual securities, and subprime residuals, respectively, and 40.3% and 36.2% for master and primary servicing, respectively.

(2) Actual cumulative loss rate to date totaled 0.09% and 1.16% for prime and subprime residuals, respectively, at December 31, 2002.

(3) The master servicing portfolio includes loans that are part of the primary servicing portfolio with an unpaid principal balance of $2.6 billion at December 31, 2002.

(4) Loans sold with servicing retained only. Does not include a total of $3.3 billion in IndyMac-owned loans and loans subserviced for others on an interim basis at December 31, 2002.

     The lifetime prepayment speeds represent the annualized constant prepayment rate ("CPR") we estimate for the remaining life of the collateral supporting the asset. For MSRs and AAA-rated and agency interest-only securities, we project prepayment rates using four-factor prepayment models which incorporate relative weighted average note rate, seasoning, seasonality and burn-out of the pool of loans relative to expectations of future rates implied by the market forward LIBOR/swap curve.

     The weighted average multiple for MSRs, AAA-rated and agency interest-only and residual securities represents the book value divided by the product of collateral balance and interest strip. While the weighted average life of such assets is a function of the undiscounted cash flows, the multiple is a function of the discounted cash flows. With regard to AAA-rated and agency interest-only securities, the marketplace frequently uses calculated multiples to assess the overall impact valuation assumptions have on value. Collateral type, coupon, loan age and the size of the interest strip must be considered when comparing these multiples.

     The decrease in discount yields for AAA-rated and agency interest-only securities, prime residual securities and MSRs is due to the lower interest rate environment and lower option costs in existence at December 31, 2002. In addition, the significant increase in estimated lifetime prepayment speeds shortens the expected average life of the asset cash flows, also reducing the discount yield. This effect serves to somewhat offset the impact of volatile prepayment speeds caused by interest rate changes.

Hedging Interest Rate Risk on Servicing-Related Assets

     With respect to the investment in servicing-related assets (AAA-rated and agency interest-only securities, non-investment grade residual securities and
MSRs), the Company is exposed to interest rate risk as a result of other than predicted prepayment of loans. Our Investment Portfolio group is responsible for the management of interest rate and prepayment risks, subject to policies and procedures established by, and oversight from, our management level Asset and Liability Committee ("ALCO") and board of directors level ALCO. To hedge our investments in servicing-related assets, we use several strategies, including investing in AAA-rated principal-only securities, buying and/or selling mortgage-backed or U.S. Treasury securities, futures, floors, swaps, or options, depending on several factors. We utilize hedging instruments to reduce our exposure to interest rate risk, not to speculate on the direction of market interest rates.

     Impairment as a result of accelerated prepayments on the servicing-related assets and residual securities totaled $11.5 million in the fourth quarter of 2002. These losses were offset by $7.6 million of gains on trading securities and derivative instruments utilized to hedge the interest rate risk on the servicing-related assets and residual securities and $2.2 million of net interest income earned on the hedging instruments.

     The following breaks out the components of service fee income and the gain on mortgage-backed securities, net.

                                                                                           THREE MONTHS ENDED
                                                                 --------------------------------------------------------------
                                                                 DECEMBER 31,   DECEMBER 31,  VARIANCE  SEPTEMBER 30,  VARIANCE
                                                                    2002          2001         PERCENT      2002        PERCENT
                                                                 ------------   ------------  --------  -------------  --------
                                                                                    (DOLLARS IN THOUSANDS)
Service fee income
  Gross service fee income ................................      $ 23,117       $ 25,309          -9%     $ 21,181           9%
  Amortization ............................................       (16,759)       (21,486)        -22%      (15,657)          7%
                                                                 --------       --------       -----      --------       -----
  Service fee income net of amortization ..................         6,358          3,823          66%        5,524          15%
  Valuation adjustments on mortgage
     servicing rights .....................................        (3,626)        (2,533)         43%      (76,181)        -95%
  Hedges on mortgage servicing rights .....................        (1,355)         6,001        -123%       74,250        -102%
                                                                 --------       --------       -----      --------       -----
     Total service fee income .............................      $  1,377       $  7,291         -81%     $  3,593         -62%
                                                                 ========       ========       =====      ========       =====
Net gain (loss) on securities
  Realized gain on available-for-sale securities ..........      $     --       $  7,212        -100%     $     --          nm
  Impairment on available-for-sale securities .............            --         (6,761)       -100%           --          nm
  Unrealized (loss) gain on AAA IOs and residual securities        (7,922)        12,311        -164%      (41,824)        -81%
  Transfer of residual securities to trading classification            --             --          nm         4,029        -100%
  Transfer of instruments used to hedge AAA IOs and
    residual securities to trading ........................            --             --          nm         1,127        -100%
Net gain (loss) on trading securities and other instruments
    used to hedge AAA IOs and residual securities .........         8,974         (6,445)       -239%       44,342         -80%
                                                                 --------       --------       -----      --------       -----
     Total gain on mortgage-backed securities, net ........      $  1,052       $  6,317         -83%     $  7,674         -86%
                                                                 ========       ========       =====      ========       =====

NET INTEREST INCOME

      The following table sets forth information regarding our consolidated average balance sheets (Mortgage Banking group and Investment Portfolio group are combined), along with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances.


                                                                                                  THREE MONTHS ENDED
                                               THREE MONTHS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                  ----------------------------------------------------------  --------------------------
                                              2002                          2001                        2002
                                  ---------------------------  -----------------------------  --------------------------
                                    AVERAGE             YIELD   AVERAGE               YIELD    AVERAGE             YIELD
                                    BALANCE   INTEREST  RATE    BALANCE    INTEREST   RATE     BALANCE   INTEREST  RATE
                                  ----------  --------  -----  ----------  ---------  ------  ---------  --------  -----
                                                                    (DOLLARS IN THOUSANDS)
  Securities...................   $2,133,366  $ 26,004  4.84%  $1,391,921  $  28,352   8.08%  $2,004,520  $29,246  5.79%
  Loans held for sale..........    2,762,319    42,988  6.17%   2,192,185     40,529   7.33%   2,425,306   40,395  6.61%
  Mortgage loans held for
   investment..................    1,841,949    26,438  5.69%   1,766,506     32,833   7.37%   1,521,289   23,318  6.08%
  Builder construction and
    income property............      576,243    10,292  7.09%     531,792     12,239   9.13%     522,539   10,110  7.68%
  Consumer construction........      788,536    14,166  7.13%     665,133     12,745   7.60%     760,955   13,568  7.07%
  Investment in Federal Home
   Loan Bank stock and other...      155,370     1,801  4.60%     145,509      1,169   3.19%     142,763    1,537  4.27%
                                  ----------  --------         ----------  ---------          ----------  -------
    Total interest-earning
     assets....................    8,257,783   121,689  5.85%   6,693,046    127,867   7.58%   7,377,372  118,174  6.36%
  Other........................      799,880                      608,759                        715,530
                                  ----------                   ----------                     ----------
      Total assets.............   $9,057,663                   $7,301,805                     $8,092,902
                                  ==========                   ==========                     ==========

  Interest-bearing deposits....   $2,572,244    23,063  3.56%  $2,941,444     34,261   4.62%  $2,476,147   23,989  3.84%
  Advances from Federal
    Home Loan Bank.............    2,423,828    25,619  4.19%   1,777,389     24,328   5.43%   2,068,865   26,635  5.11%
  Trust preferred
    securities.................      116,730     2,761  9.38%      60,790      1,377   8.99%     116,595    2,758  9.38%
  Other borrowings.............    2,273,329    14,289  2.49%   1,418,278     16,765   4.69%   1,915,952   14,417  2.99%
                                  ----------  --------         ----------  ---------          ----------  -------
    Total interest-bearing
     liabilities...............    7,386,131    65,732  3.53%   6,197,901     76,731   4.91%   6,577,559   67,799  4.09%
  Other........................      818,410                      291,146                        659,115
                                  ----------                   ----------                     ----------
    Total liabilities..........    8,204,541                    6,489,047                      7,236,674
    Shareholders' equity.......      853,122                      812,758                        856,228
                                  ----------                   ----------                     ----------
    Total liabilities and
     shareholders' equity......   $9,057,663                   $7,301,805                     $8,092,902
                                  ==========                   ==========                     ==========
  Net interest spread..........                         2.32%                          2.67%                       2.27%
                                                        ====                          =====                        ====
  Net interest margin..........                         2.69%                          3.04%                       2.71%
                                                        ====                          =====                        ====


                                                                            YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------------
                                                                    2002                                 2001
                                                    -----------------------------------   ------------------------------------
                                                       AVERAGE                    YIELD      AVERAGE                    YIELD
                                                       BALANCE        INTEREST    RATE       BALANCE       INTEREST     RATE
                                                    -------------   -----------   -----   -------------   -----------   ------
                                                                                (DOLLARS IN THOUSANDS)
Securities......................................    $   1,828,694   $   112,065   6.13%   $   1,397,314   $   121,867    8.72%
Loans held for sale.............................        2,222,838       148,498   6.68%       2,262,676       177,982    7.87%
Mortgage loans held for investment..............        1,707,409       111,450   6.53%       1,738,432       138,793    7.98%
Builder construction and income property........          595,711        42,726   7.17%         537,068        58,522   10.90%
Consumer construction...........................          731,476        55,660   7.61%         525,384        42,241    8.04%
Investment in Federal Home Loan Bank stock and
  other.........................................          144,028         6,705   4.66%         106,266         5,535    5.21%
                                                    -------------   -----------           -------------   -----------
    Total interest-earning assets...............        7,230,156       477,104   6.60%       6,567,140       544,940    8.30%
Other...........................................          721,659                               550,544
                                                    -------------                         -------------
     Total assets...............................    $   7,951,815                         $   7,117,684
                                                    =============                         =============
Interest-bearing deposits.......................    $   2,665,942       105,188   3.95%   $   1,909,159        98,781    5.17%
Advances from Federal Home Loan Bank............        2,092,972       101,647   4.86%       1,638,151        95,222    5.81%
Trust preferred securities......................          116,530        11,032   9.47%          15,198         1,377    9.06%
Other borrowings................................        1,594,129        49,949   3.13%       2,625,231       146,938    5.60%
                                                    -------------   -----------           -------------   -----------
    Total interest-bearing liabilities..........        6,469,573       267,816   4.14%       6,187,739       342,318    5.53%
Other...........................................          618,466                               167,684
                                                    -------------                         -------------
     Total liabilities..........................        7,088,039                             6,355,423
     Shareholders' equity.......................          863,776                               762,261
                                                    -------------                         -------------
    Total liabilities and shareholders' equity..    $   7,951,815                         $   7,117,684
                                                    =============                         =============
Net interest spread.............................                                  2.46%                                  2.77%
                                                                                  ====                                  =====
Net interest margin.............................                                  2.89%                                  3.09%
                                                                                  ====                                  =====

      The spread compression experienced by the Company during most of the year as a result of accelerated prepayment activity, began to abate in the fourth quarter. The improvement was due to growth in mortgage loans held for sale and for investment at wider spreads to our financing costs, combined with the repricing of $430 million of higher cost term FHLB advances and $344 million of higher cost certificates of deposits to significantly lower coupons. In addition, the 50 basis point reduction in the federal Funds rate during the quarter resulted in a like decline in short term LIBOR indices on the Bank's floating rate advances.

      The dollar amounts of interest income and interest expense fluctuate depending upon changes in the average balances and interest rates of interest-earning assets and interest-bearing liabilities. The following table details changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate), (ii) changes in the rate (changes in the average interest rate multiplied by the prior period's volume), and (iii) changes in rate/volume ("mix") (changes in rates times the changes in volume).

                                                                       THREE MONTHS ENDED DECEMBER 31,
                                                                                 2002 VS 2001
                                                              ---------------------------------------------------
                                                                         INCREASE/(DECREASE) DUE TO
                                                              ----------------------------------------------------
                                                                VOLUME         RATE         MIX       TOTAL CHANGE
                                                              ----------   -----------   ----------   ------------
                                                                            (DOLLARS IN THOUSANDS)
 Interest income
 Mortgage-backed securities...............................    $   15,102   $   (11,385)  $   (6,065)  $    (2,348)
 Loans held for sale......................................        10,541        (6,414)      (1,668)        2,459
 Mortgage loans held for investment.......................         1,402        (7,478)        (319)       (6,395)
 Builder construction and income property.................         1,023        (2,741)        (229)       (1,947)
 Consumer construction....................................         2,365          (796)        (148)        1,421
 Investment in Federal Home Loan Bank stock and other.....            79           518           35           632
                                                              ----------   -----------   ----------   -----------
      Total interest income...............................        30,512       (28,296)      (8,394)       (6,178)
 Interest expense
 Interest-bearing deposits................................        (4,300)       (7,888)         990       (11,198)
 Advances from Federal Home Loan Bank.....................         8,848        (5,542)      (2,015)        1,291
 Trust preferred securities...............................         1,267            61           56         1,384
 Other borrowings.........................................        10,107        (7,850)      (4,733)       (2,476)
                                                              ----------   -----------   ----------   -----------

      Total interest expense..............................        15,922       (21,219)      (5,702)      (10,999)
                                                              ----------   -----------   ----------   -----------

      Net interest income.................................    $   14,590   $    (7,077)  $   (2,692)  $     4,821
                                                              ==========   ===========   ==========   ===========


                                                                           YEAR ENDED DECEMBER 31,
                                                                                 2002 VS 2001
                                                              ----------------------------------------------------
                                                                          INCREASE/(DECREASE) DUE TO
                                                              ----------------------------------------------------
                                                                VOLUME         RATE          MIX      TOTAL CHANGE
                                                              ----------   -----------   ----------   ------------
                                                                            (DOLLARS IN THOUSANDS)
Interest income
Mortgage-backed securities................................    $   37,623   $   (36,238)  $  (11,187)  $    (9,802)
Loans held for sale.......................................        (3,134)      (26,822)         472       (29,484)
Mortgage loans held for investment........................        (2,477)      (25,318)         452       (27,343)
Builder construction and income property..................         6,390       (20,002)      (2,184)      (15,796)
Consumer construction.....................................        16,570        (2,263)        (888)       13,419
Investment in Federal Home Loan Bank stock and other......         1,967          (588)        (209)        1,170
                                                              ----------   -----------   ----------   -----------
     Total interest income................................        56,939      (111,231)     (13,544)      (67,836)
Interest expense
Interest-bearing deposits.................................        39,156       (23,453)      (9,296)        6,407
Advances from Federal Home Loan Bank......................        26,438       (15,664)      (4,349)        6,425
Trust preferred securities................................         9,181            62          412         9,655
Other borrowings..........................................       (57,712)      (64,681)      25,404       (96,989)
                                                              ----------   -----------   ----------   -----------
     Total interest expense...............................        17,063      (103,736)      12,171       (74,502)
                                                              ----------   -----------   ----------   -----------
     Net interest income..................................    $   39,876   $    (7,495)  $  (25,715)  $     6,666
                                                              ==========   ===========   ==========   ===========

OVERALL INTEREST RATE RISK MANAGEMENT

      In addition to our hedging activities to mitigate the interest rate risk in our pipeline of mortgage loans held for sale and our investment in servicing-related assets, we perform extensive overall interest rate risk analyses. The primary measurement tool used to evaluate overall risk is a net portfolio value ("NPV") analysis that simulates the effects on fair value of shareholders' equity of a change in interest rates.

      The following table sets forth the NPV and change in NPV of the Bank that we estimate might result from a 100 basis point change in interest rates as of December 31, 2002 and December 31, 2001. IndyMac's NPV model has been built to focus on the Bank alone as the $106.6 million of assets at the holding company have very little interest rate risk exposure.

                                                   DECEMBER 31, 2002                            DECEMBER 31, 2001
                                      -------------------------------------------  ---------------------------------------------
                                                         EFFECT OF CHANGE IN                          EFFECT OF CHANGE IN
                                                            INTEREST RATES                               INTEREST RATES
                                                     ----------------------------                 ------------------------------
                                          FAIR         DECREASE       INCREASE         FAIR         DECREASE        INCREASE
                                          VALUE          100 BP         100 BP         VALUE          100 BP          100 BP
                                      -------------  -------------  -------------  -------------  -------------    -------------
                                                                             (DOLLARS IN THOUSANDS)
Cash and cash equivalents........     $     196,589  $     196,589  $     196,589  $     153,295  $     153,296    $     153,284
Mortgage-backed and U.S.
  Treasury securities............         2,292,250      2,301,966      2,270,640      1,538,293      1,537,313        1,519,105
Loans receivable.................         6,132,127      6,226,597      6,014,990      5,017,874      5,110,233        4,910,704
Mortgage servicing rights........           299,215        226,834        365,046        321,120        271,475          360,577
Other assets.....................           466,370        473,382        459,294        337,419        341,924          332,924
Derivatives......................            72,445         67,868        104,189         82,020         89,601          104,951
                                      -------------  -------------  -------------  -------------  -------------    -------------
  Total assets...................     $   9,458,996  $   9,493,236  $   9,410,748  $   7,450,021  $   7,503,842    $   7,381,545
                                      =============  =============  =============  =============  =============    =============

Deposits.........................     $   3,177,911  $   3,217,410  $   3,139,628  $   3,375,301  $   3,415,664    $   3,335,849
Advances from Federal Home
  Loan Bank......................         2,786,237      2,820,402      2,753,314      2,051,984      2,070,372        2,033,960
Borrowings.......................         2,493,168      2,495,465      2,490,801      1,080,991      1,082,107        1,079,848
Other liabilities................           140,853        140,897        140,741        122,476        122,476          122,477
                                      -------------  -------------  -------------  -------------  -------------    -------------
  Total liabilities..............         8,598,169      8,674,174      8,524,484      6,630,752      6,690,619        6,572,134
Shareholders' equity (NPV).......     $     860,827  $     819,062  $     886,264  $     819,269  $     813,223    $     809,411
                                      =============  =============  =============  =============  =============    =============
% Change from base case..........                            -4.85%          2.95%                        -0.74%           -1.20%
                                                     =============  =============                 =============    =============

      The increase in the fair value of equity from December 31, 2001 to December 31, 2002 is primarily due to an increase in retained earnings during 2002. Additionally, the December 31, 2002 analysis indicates that there is more sensitivity in the current balance sheet and that the Company is better positioned for rising rates. Significant changes include more sensitivity in the mortgage servicing rights asset due to a larger portfolio size and lower weighted average coupons. It should be noted that this analysis does not reflect the increase in volumes and profits from our Mortgage Banking operations that result from the interest rate environment.

      The assumptions inherent in our interest rate shock models include expected valuation changes in an instantaneous and parallel rate shock and assumptions as to the degree of correlation between our hedge positions and the hedged assets and liabilities. These assumptions may not adequately predict factors such as the spread-widening or spread-tightening risk among the changes in rates on Treasury, LIBOR/swap curve and mortgages. In addition, the sensitivity analysis described in the prior paragraph is limited by the fact that it is performed at a particular point in time and does not incorporate other factors that would impact our financial performance in these scenarios. These factors include, but are not limited to increases in income associated with the increase in production volume that could result from a decrease in interest rates and changes in the asset, liability and derivative mix during interest rate changes. Consequently, the preceding estimates should not be viewed as a forecast, and it is reasonable to expect that actual results will vary significantly from the analyses discussed above.

      The Company's Asset and Liability Committees monitor our hedging activities to ensure that the value of our hedge positions, their correlation to the balance sheet item being hedged, and the amounts being hedged, continue to provide effective protection against interest rate risk. While there can be no assurances that our interest rate management strategies will be effective, we believe we have adequate internal controls to monitor and manage our interest rate risk within reasonable levels.

CREDIT RISK AND RESERVES

General

    The following table summarizes the Company's allowance for loan losses/credit discounts and non-performing assets as of December 31, 2002.

                                                            ALLOWANCE                                            NET CHARGE OFFS/
                                                             FOR LOAN     TOTAL RESERVES                         NET REO (GAINS)
                                                           LOSSES/CREDIT  AS A PERCENTAGE   NON-PERFORMING      -----------------
TYPE OF LOAN                                  BOOK VALUE    DISCOUNTS      OF BOOK VALUE        ASSETS          QTD           YTD
------------                                  ----------    ---------      -------------        ------          ---           ---
                                                                           (DOLLARS IN THOUSANDS)
HELD FOR INVESTMENT PORTFOLIO
SFR mortgage loans ........................   $2,311,753  $   13,052         0.56%          $   15,097   $    1,867   $    5,783
Builder mortgage loans ....................      130,455       2,555         1.96%               8,376        1,658        1,658
Builder construction and income property ..      546,461      15,334         2.81%               9,275        1,611        2,584
Consumer construction ....................       875,335      10,372         1.18%              10,257           90          238
                                               ---------      ------         ----               ------        -----       ------
  Total core held for investment loans ....    3,864,004      41,313         1.07%              43,005        5,226       10,263
  Discontinued product lines(1) ...........       97,644       9,448         9.68%              10,005        3,585       12,831
                                               ---------      ------         ----               ------        -----       ------
   Total held for investment portfolio ....    3,961,648      50,761         1.28%              53,010        8,811       23,094
HELD FOR SALE PORTFOLIO....................    2,234,659       6,977         0.31%              10,626           --         --
                                               ---------      ------         ----               ------        -----       ------
    Total loans ...........................   $6,196,307  $   57,738         0.93%              63,636   $    8,811   $   23,094
                                               =========      ======         ====                             =====       ======
Foreclosed assets
  Core portfolios .........................                                                     34,228   $      433   $   (1,777)
  Discontinued product lines ..............                                                      2,298         (324)      (1,401)
                                                                                                ------        -----       ------
   Total foreclosed assets ................                                                     36,526   $      109   $   (3,178)
                                                                                                ------        -----       ------
Total non-performing assets ...............                                                 $  100,162
                                                                                            ==========
Total non-performing assets as a percentage
  of total assets .........................                                                       1.05%
                                                                                            ----------

(1) Discontinued product lines include manufactured home loans, home improvement loans and warehouse lines of credit.

         The allowance for loan losses of $50.8 million for loans held for investment at December 31, 2002 represented 1.3% of total loans held for investment. This compares to an allowance for loan losses of $53.9 million, or 1.8% of total loans held for investment, at September 30, 2002 and $57.7 million, or 1.9% of total loans held for investment, at December 31, 2001. The decrease in the allowance for loan losses of $6.9 million from December 31, 2001 to December 31, 2002 was primarily due to the decline of $6.5 million in the allowance related to the discontinued product lines as the manufactured housing and home improvement portfolios continued to liquidate and the Company fully charged off the remaining items in its warehouse lending portfolio.

         Non-performing assets ("NPAs") decreased 3% relative to the balance at the end of the third quarter and declined 14% relative to the balance at December 31, 2001. As a result of the significant balance sheet growth during the fourth quarter, the ratio of NPAs to total assets improved even further to 1.05% at December 31, 2002 from 1.31% in the third quarter of 2002 and 1.55% at December 31, 2001.

         Our determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, is based on management's judgments and assumptions regarding various matters, including general economic conditions, loan portfolio composition, delinquency trends and prior loan loss experience. In assessing the adequacy of the allowance for loan losses, management reviews the performance in the portfolios of loans held for investment and the non-core portfolio of discontinued product lines which consist primarily of manufactured housing loans and home improvement loans.

         With respect to the portfolio of loans held for investment in IndyMac's core businesses, the allowance for loan losses at December 31, 2002 was $41.3 million or 1.1% of loan balances, comparable to the 1.5% at both September 30, 2002 and December 31, 2001. Net charge-offs on these core portfolios during the fourth quarter of 2002 were $5.2 million, up from $2.2 million during the third quarter of 2002 and $1.0 million in the fourth quarter of 2001. While the level of charge-offs increased in the fourth quarter, the increase was related to three loans for which specific reserves of $3.2 million had previously been provided. The Company completed the foreclosure proceedings on these three loans during the fourth quarter and the related loss was charged against the specific reserves. The overall asset quality trend for the core portfolio is stable as the increase in REO through migration of loans through the foreclosure process was offset by a decrease in non-performing loans. Loans delinquent 30-60 days were also comparable with the third quarter. IndyMac has one additional builder loan with a specific valuation reserve of approximately $2.9 million that it expects to charge-off in the first half of 2003. Aside from this loan, the Company does not foresee any significant charge-offs or changes to asset quality and reserves.

         With respect to IndyMac's non-core liquidating portfolios, consisting primarily of manufactured housing and home improvement loans, net charge-offs totaled $3.6 million during the fourth quarter of 2002, up from the $2.7 million of charge-offs on these portfolios during the third quarter of 2002. After provision for losses of $1.4 million, the allowance for loan losses was $9.4 million, or 9.7% of the remaining principal balance, down from the 11.2% reserve coverage at September 30, 2002 and 13.2% coverage at December 31, 2001. The increase in charge-offs and corresponding reduction in the coverage ratio is attributable to the fact that the Company charged off the fully reserved remaining warehouse lending balance of $993,000 in the fourth quarter. Excluding this charge-off, the reserve coverage and charge-offs remained relatively constant.

         With respect to mortgage loans held for sale, IndyMac does not provide an allowance for loan losses, pursuant to the applicable accounting rules. Instead, a component for credit risk related to loans held for sale is embedded in the lower of cost or market valuation for these loans. The discount credit reserve on loans held for sale totaled $7.0 million at December 31, 2002. Total credit related reserves, including the allowance for loan losses and lower of cost or market valuations, were $57.7 million at December 31, 2002.

         The following tables provide additional comparative data on non-performing assets and the allowance for loan losses.

    Comparison of non-performing assets:

                                                                              DECEMBER 31,    SEPTEMBER 30,  DECEMBER 31,
                                                                                  2002            2002           2001
                                                                                  ----            ----           ----
                                                                                        (DOLLARS IN THOUSANDS)
         Loans held for investment
           Portfolio loans
              SFR mortgage loans.........................................    $    15,097     $    16,028    $    21,354
              Builder mortgage loans.....................................          8,376          14,526          7,514
              Builder construction.......................................          9,275          12,997         21,347
              Consumer construction......................................         10,257          10,075          6,722
                                                                             -----------     -----------    -----------
                Total portfolio non-performing loans.....................         43,005          53,626         56,937
           Discontinued product lines....................................         10,005          12,415         15,894
         Total portfolio non-performing loans............................         53,010          66,041         72,831
         Loans held for sale.............................................         10,626          10,670         24,036
                                                                             -----------     -----------    -----------
                Total non-performing loans...............................         63,636          76,711         96,867
         Foreclosed assets...............................................         36,526          26,818         19,372
                                                                             -----------     -----------    -----------
              Total non-performing assets................................    $   100,162     $   103,529    $   116,239
                                                                             ===========     ===========    ===========
         Total non-performing assets to total assets.....................           1.05%           1.31%          1.55%
                                                                             ===========     ===========    ===========
         Allowance for loan losses to portfolio non-performing loans.....             96%             82%           79%
                                                                             ===========     ===========    ===========

    The following shows the activity in the allowance for loan losses during the indicated periods:

                                                          THREE MONTHS ENDED
                                                            DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                            ------------        -----------------------
                                                           2002       2001         2002         2001
                                                           ----       ----         ----         ----
                                                                      (DOLLARS IN THOUSANDS)
Balance, beginning of period - portfolio loans .......   $ 42,289    $ 40,270    $ 41,770    $ 43,350
Provision for loan losses - portfolio loans ..........      4,251       2,546       9,807       5,985
Charge-offs net of recoveries - portfolio loans

     SFR mortgage loans ..............................     (1,867)       (756)     (5,783)     (3,073)
     Builder mortgage loans ..........................     (1,658)       --        (1,658)       --
     Consumer construction ...........................        (90)       (115)       (238)       (613)
     Builder construction ............................     (1,611)       (175)     (2,584)     (3,879)
                                                         --------    --------    --------    --------
  Charge-offs net of recoveries - portfolio loans ...     (5,226)     (1,046)    (10,263)     (7,565)
                                                         --------    --------    --------    --------
Balance, end of period - portfolio loans .............     41,314      41,770      41,314      41,770

Balance, beginning of period - discontinued product
lines ................................................     11,582      25,400      15,930      15,612
Provision for loan losses - discontinued product lines      1,450       1,750       6,348      16,037
  Charge-offs net of recoveries - discontinued
     product lines ...................................     (3,585)    (11,220)    (12,831)    (15,719)
                                                         --------    --------    --------    --------
Balance, end of period - discontinued product lines ..      9,447      15,930       9,447      15,930
                                                         --------    --------    --------    --------
Total allowance for loan losses ......................   $ 50,761    $ 57,700    $ 50,761    $ 57,700
                                                         ========    ========    ========    ========

         While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquency levels, foreclosure rates, or loss rates. The level of our allowance for loan losses is also subject to review by our federal regulators, the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). These agencies may require that our allowance for loan losses be increased based on their evaluation of the information available to them at the time of their examination of the Bank. The OTS and FDIC completed an examination of IndyMac Bank during the third quarter of 2002.

Secondary Market Reserve

         We do not sell loans with recourse in our loan sale activities. However, we can be required to repurchase loans from investors when our loan sales contain individual loans that are not in conformity with the representations and warranties we make at the time of sale. We have made significant investments in our pre-production and post-production quality control processes to identify potential systemic issues that could cause repurchases. We believe that these efforts have improved our production quality; however, increases in default rates due to an economic slowdown could cause the overall rate of repurchases to remain constant or even increase. Since inception in 1993, the Company has repurchased only a very small amount of loans from its securitization trusts. The increase in repurchase activity in recent years has been primarily a function of IndyMac's diversification of its loan sale channels to whole loan and GSE sales. While sales through these channels generate enhanced cash flows, they tend to have a greater level of representation and warranty risk. The following table shows the amount of loans we have repurchased from each channel, since the Company began active lending operations in January 1993.

                                                                              AMOUNT                  PERCENTAGE
                                                                            REPURCHASED  TOTAL SOLD   REPURCHASED
                                                                            -----------  ----------   -----------
                                                                                   (DOLLARS IN MILLIONS)
                 Loans sold:
                   GSEs and whole loans................................       $  58.8    $   36,512      0.16%
                   Securitization trusts...............................           6.6        38,334      0.02%
                                                                              -------    ----------      ----
                      Total............................................       $  65.4    $   74,846      0.09%
                                                                              =======    ==========      ====

         The Company maintains a secondary market reserve for losses that arise in connection with loans that we are required to repurchase from whole loan sales or securitization transactions. This reserve, which totaled $28.2 million at December 31, 2002, has two components: a reserve for repurchases arising from representation and warranty claims, and a reserve for disputes with investors and vendors with respect to contractual obligations pertaining to mortgage operations. The table below shows the activity in the secondary market reserve during the year ended December 31, 2002.

                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
                Balance, January 1, 2002..................................................         $   31,680
                Additions/provisions......................................................             15,304
                Claims reimbursement and estimated discounts on loans held for
                  sale/charge-offs........................................................            (18,814)
                                                                                                   ----------
                Balance, December 31, 2002................................................         $   28,170
                                                                                                   ==========

         The reserve level is a function of expected losses based on actual pending claims and repurchase requests, historical experience, loan volume and loan sales distribution channels and the assessment of probable vendor or investor claims. While the ultimate amount of repurchases and claims is uncertain, management believes that the reserve is adequate. The Company will continue to evaluate the adequacy of this reserve and may allocate a minor portion of its gain on sale proceeds to the reserve going forward. The entire balance of the secondary market reserve is included on the consolidated balance sheet as a component of other liabilities.

OPERATING EXPENSES

General

    A summary of operating expenses follows:

                                                                  THREE MONTHS ENDED                         YEAR ENDED
                                                       --------------------------------------------  ----------------------------
                                                       DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,  DECEMBER 31,    DECEMBER 31,
                                                           2002            2001           2002           2002            2001
                                                        ----------      ----------     ----------    -----------     -----------
                                                                                (DOLLARS IN THOUSANDS)
   Salaries and related...........................      $   53,344      $   46,195     $   51,963    $   202,030     $   168,961
   Premises and equipment.........................           8,215           7,112          8,137         30,946          23,994
   Loan purchase costs............................           7,055           5,646          6,063         23,349          17,014
   Professional services..........................           6,784           6,175          6,402         22,997          16,481
   Data processing................................           5,581           4,574          5,554         20,500          16,069
   Office.........................................           5,125           4,331          4,845         18,151          15,371
   Advertising and promotion......................           4,485           2,790          3,839         13,705          10,575
   Operations and sale of foreclosed assets.......           1,052             124           (812)         1,216           2,341
   Other..........................................           3,166           2,095          3,004         11,164           7,395
                                                        ----------      ----------     ----------    -----------     -----------
                                                        $   94,807      $   79,042     $   88,995    $   344,058     $   278,201
                                                        ==========      ==========     ==========    ===========     ===========

         General and administrative expenses, including salaries, increased during the year ended December 31, 2002 to $344.1 million, compared to $278.2 million during the same period in 2001, as the Company has continued to build new product lines and channels and infrastructure and to open new locations to support its projected continued growth in its operations. This is evident in the 45% increase in the Company's average full-time equivalent employees from 2,023 during the year ended December 31, 2001 to 2,938 during the year ended December 31, 2002. The Company has also made investments to (1) enhance its quality controls and compliance structure to ensure continued improvement in asset quality and support the growth of higher margin products; (2) strengthen its technology platform; (3) expand its sales force infrastructure with dedicated resources focused on new customer activation, customer training and support, and improve its conversion of loan submissions to fundings, and (4) enhance its customer service response performance.

Pension Plan

         Historically the Company has had a small, defined benefit pension plan in addition to its 401k defined contribution plan. The Company has decided to discontinue offering its defined benefit pension plan to new employees effective January 1, 2003. The Company made this decision on behalf of IndyMac shareholders to ensure that its plan does not create significant financial uncertainty related to estimates of future retirement plan investment performance like that being experienced by many companies in the current market.

 Income Taxes

         Income tax provisions of $13.7 million and $86.8 million for the three and twelve months ended December 31, 2002, represented an effective tax rate of 28% and 38%, respectively. Income tax provisions of $25.9 million and $90.0 million for the same periods in 2001 represented an effective tax rate of 39% and 42%, respectively. The reduction in the tax rate was the result of state tax initiatives, including tax credits, which were realized during the fourth quarter in connection with the Company's expansion and hiring of employees in certain California enterprise zones, as well as the Company's national expansion. The Company incurred $1.8 million in expenses, which is included in operating expenses, during the fourth quarter in connection with the work involved to finalize these initiatives. Prospectively, the Company's effective tax rate is expected to be approximately 39.5% in 2003.

SHARE REPURCHASE ACTIVITIES

         The Company repurchased 1.2 million shares, or 2% of its common stock outstanding, during the fourth quarter of 2002 at an average price of $17.83 per share, for a total investment of $20.9 million during the quarter. Year to date, the Company has repurchased 6.2 million shares at an average price of $21.27 per share, for a total investment of $131.5 million. Since the inception of its share repurchase program in 1999, the Company has repurchased 28.0 million shares, or 35% of its outstanding shares at that time, at an average price of $18.04 per share for an aggregate of $505.7 million.

         At December 31, 2002, the Company had $62 million of remaining authorization to repurchase shares under its current plan. The Company plans to continue to repurchase shares from time to time at prevailing market prices.

DIVIDEND POLICY

         In recognition of the Company's strong capital, earnings and cash generated from its operations, IndyMac's Board of Directors reestablished an annual dividend for IndyMac. IndyMac intends to pay a dividend of $0.40 per share in 2003 in quarterly increments of $0.10 per share, subject to the Board's continuing review of IndyMac's results of operations and capital requirements, market conditions and other relevant factors in future periods. This represents a dividend payout of 16% of current earnings and at current market prices for IndyMac stock provides a yield to shareholders of approximately 2.1%.

         Accordingly, IndyMac's Board of Directors declared a cash dividend of $0.10 per share, payable March 13, 2003 to shareholders of record on February 13, 2003. This represents the first dividend that IndyMac has declared since it transitioned from a mortgage real estate investment trust to a depository institution in 2000.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

         During January of 2001, we recognized a $10.2 million charge to earnings, net of taxes, which was recorded as a cumulative effect of a change in accounting principle in connection with the adoption of Emerging Issues Task Force Issue No. 99-20 "Recognition of Interest Income and Impairment on Certain Investments" ("EITF 99-20"). This charge was primarily attributable to the non-investment grade and residual securities portfolio associated with the discontinued manufactured housing product line. We discontinued the manufactured housing product line with dealers during 1999, but the portfolio investments that were retained from this product line continued to be impacted by declining trends in the industry. These securities had previously been marked to market through other comprehensive income, a separate component of shareholders' equity. This change resulted in a $2.1 million reduction to total shareholders' equity. The Company's remaining investment in manufactured housing securities was $3.0 million at December 31, 2002.

FUTURE OUTLOOK

         On average, U.S. mortgage debt outstanding has grown approximately 7% to 8% per year over the last twenty years and is projected, based on economic demographics, to continue this level of growth over the next decade. At this rate, mortgage debt outstanding roughly doubles every decade. Since the inception of its operating business plan 10 years ago in January 1993 IndyMac has grown earnings at a compounded annual growth rate of 40% and EPS at a compounded annual growth rate of 28%. We believe, as a result of our business model, management team, current small market share, capital strength and historic performance, that we can achieve growth at approximately two times the industry rate, or approximately 15% over the intermediate-term. Our results are nonetheless subject to a variety of factors that are not within our control, including those referred to under "Forward-Looking Statements", elsewhere in this report and in our annual, quarterly and other reports filed with the Securities and Exchange Commission.

         For 2003, the Company expects that earnings per share will range from levels near the 2002 EPS of $2.41 at the low end to an increase of 15% at the high end. However, the mortgage banking industry is cyclical in nature and can fluctuate materially on a near term basis. The Company's range for 2003 incorporates the current forecast by the Mortgage Bankers Association of America for a decline of 28% in mortgage industry production in 2003 marking the beginning of the expected transition. The environment of historically low interest rates over the past two years has been very favorable for mortgage bankers such as IndyMac. It is possible that as the industry transitions to a higher interest rate environment, the Company could see lower levels of growth, or even a reduction in earnings per share, given the volatility of the industry. The Company expects, however, that the growth rate will normalize at around 15%.

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW

         At December 31, 2002, we had operating liquidity of $793.1 million, which is represented by unpledged liquid assets on hand plus amounts that may be immediately raised through the pledging of other available assets as collateral pursuant to committed lines of credit. We currently believe that our liquidity level is in excess of that necessary to satisfy our operating requirements and meet our obligations and commitments in a timely and cost effective manner.

PRINCIPAL SOURCES OF CASH

         Our principal financing needs are to fund acquisitions of mortgage loans and our investment in mortgage loans, mortgage-backed securities and MSRs. Our primary sources of funds used to meet these financing needs are loan sales and securitizations, deposits, advances from the Federal Home Loan Bank ("FHLB"), borrowings and retained earnings. The sources used vary depending on such factors as rates paid, maturities and the impact on our capital.

Loan Sales and Securitizations

         Our business model relies heavily upon selling the majority of our mortgage loans shortly after acquisition. The proceeds of these sales are a critical component of the liquidity necessary for our ongoing operations. We sold approximately 52% of our loans to the GSEs during the quarter ended December 31, 2002. If our sales channels were disrupted, our liquidity would be negatively impacted. Disruptions in the whole loan and mortgage securitization markets can occur as a result of economic events or other factors beyond our control.

Deposits

         Consistent with our funding needs, we solicit deposits from the general public and institutions by offering a variety of accounts and rates. We offer regular savings accounts, demand deposit accounts, money market accounts, certificates of deposit accounts and individual retirement accounts. Deposits totaled $3.1 billion at December 31, 2002 and $3.2 billion at December 31, 2001.

         Included in deposits at December 31, 2002 and December 31, 2001 were non-interest bearing custodial accounts, primarily related to our GSE servicing portfolio, totaling $497.5 million and $178.3 million, respectively.

Advances from Federal Home Loan Bank

         The Federal Home Loan Bank system functions as a borrowing source and in a reserve capacity for savings institutions. As a member of the FHLB of San Francisco (the "FHLB"), we are required to own capital stock of the FHLB and are authorized to apply for advances from the FHLB, generally on a secured basis, in amounts determined by reference to available collateral. FHLB stock, one-to-four family mortgage loans and AAA-rated agency mortgage-backed securities are the principal collateral that may be used to secure these borrowings, although certain other types of loans and other assets may also be accepted pursuant to FHLB policies and statutory requirements. The Bank has been pre-approved for advances of up to $3.1 billion, of which $2.7 billion were outstanding at

December 31, 2002. The FHLB offers several credit programs, each with its own fixed or floating interest rate, and a range of maturities.

Trust Preferred Securities and Warrants

         On November 14, 2001, we completed an offering of Warrants and Income Redeemable Equity Securities to investors. Gross proceeds of the transaction were $175 million. The securities were offered as units consisting of a trust preferred security, issued by a trust formed by us, and a warrant to purchase IndyMac Bancorp's common stock. The proceeds from the offering are used in ongoing operations and will fund future growth and/or repurchases of IndyMac Bancorp stock under its share repurchase program (see "Share Repurchase Activities" above). The balance of trust preferred securities at December 31, 2001 was reclassified from mezzanine debt to liabilities to conform to the current period presentation.

Other Borrowings

         Other borrowings primarily consist of loans and securities sold under committed agreements to repurchase. In addition, we have uncommitted financing against highly liquid U.S. Treasury and Mortgage-backed securities, the balance of which totaled $1.3 billion at December 31, 2002. Total other borrowings increased to $2.5 billion at December 31, 2002, from $1.1 billion at December 31, 2001. The increase of $1.4 billion was used primarily to fund mortgage loans held for sale as these are held on our balance sheet for very short periods of time.

         As of December 31, 2002, we had $3.1 billion in committed financing. Decisions by our lenders and investors to make additional funds available to us in the future will depend upon a number of factors. These include our compliance with the terms of existing credit arrangements, our financial performance, changes in our credit rating, industry and market trends in our various businesses, the general availability and interest rates applicable to financing and investments, the lenders' and/or investors' own resources and policies concerning loans and investments and the relative attractiveness of alternative investment or lending opportunities. Due to the availability of deposits and FHLB advances, we are reducing our unused committed financing facilities in order to reduce the amount of commitment fees we pay.

PRINCIPAL USES OF CASH

         In addition to the financing sources discussed above, cash uses are funded by net cash flows from operations, sales of mortgage-backed securities and principal and interest payments on loans and securities.

         Our most significant use of cash is for the acquisition of mortgage loans. During the year ended December 31, 2002, we acquired $18.1 billion of mortgage loans, compared to $15.3 billion during the year ended December 31, 2001. Purchases of mortgage securities required cash resources of $2.6 billion and $1.5 billion during the years ended December 31, 2002 and 2001, respectively.

CASH FLOWS

         As a financial institution, the lending and borrowing functions are an integral part of the operation of our business. Management believes that in order to more clearly depict the actual cash generation in our business, lending and borrowing activities should be analyzed together. This analysis is not intended to replace the consolidated statements of cash flows shown in the condensed financial statements on page 31 prepared in accordance with US GAAP, which require that certain activities be classified as operating, investing or financing. The following analysis, when reviewed in conjunction with the consolidated cash flow statements, provides additional meaningful analysis of the cash flow activities of the Company.

                                                                                   YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                  ------------
                                                                               2002            2001
                                                                            -----------    -----------
                                                                              (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
Net earnings ............................................................   $   143,393    $   116,388
Adjustments
     Provision for loan losses ..........................................        16,154         22,022
     Net charge-offs ....................................................       (23,094)       (23,284)
     Depreciation and amortization of fixed and intangible assets .......        20,614         18,462

     Amortization and valuation of servicing-related assets .............       125,625        121,102
     Impairment of securities ...........................................         2,513         16,819
     Capitalization of retained assets ..................................      (384,407)      (279,918)
     Financing allocable to retained assets .............................       257,741        193,965
                                                                            -----------    -----------
          Total adjustments .............................................        15,146         69,168
     Change in deferred tax liability from retained MSRs ................        22,029         44,218
                                                                            -----------    -----------
       Net cash earnings ................................................       180,568        229,774
                                                                            -----------    -----------
BALANCE SHEET FINANCING:
Net change in loans held for sale .......................................      (623,378)    (1,297,991)
Net change in loans held for investment .................................      (488,833)       261,490
Net change in mortgage securities available for sale ....................      (346,238)      (439,875)
Net change in trading securities ........................................      (259,033)        (5,410)
Net change in deposits and advances from FHLB ...........................       602,328      3,160,044
Net change in borrowings ................................................     1,200,651     (1,863,081)
                                                                            -----------    -----------

          Net cash provided by (used in) balance sheet financing ........        85,497       (184,823)
                                                                            -----------    -----------
OTHER CORPORATE ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options         11,294         76,613
Purchases of common stock ...............................................      (131,543)       (78,775)
Purchases, net of sales and retirements, of plant, property and equipment       (37,457)       (27,241)
Other, net ..............................................................       (64,934)        69,880
                                                                            -----------    -----------
          Net cash (used in) provided by other corporate activities .....      (222,640)        40,477
                                                                            -----------    -----------
Net change in cash and cash equivalents .................................        43,425         85,428
Cash and cash equivalents at beginning of period ........................       153,295         67,867
                                                                            -----------    -----------
Cash and cash equivalents at end of period ..............................   $   196,720    $   153,295
                                                                            ===========    ===========

         The principal differences between this presentation and the GAAP statement of cash flows are the classification of changes in trading securities and loans held for sale as balance sheet financing activities rather than as operating activities. The other principal difference is related to the allocation of financing to retained assets. This amount represents a hypothetical allocation of borrowings and deposits that are used to finance retained assets to the maximum leverage permitted under regulatory capital rules.

         As presented above, net cash earnings were $180.6 million during the year ended December 31 2002, compared to $229.8 million during the same period in 2001. Included in this amount is a reduction to earnings related to retained assets, net of available related financing. As the retention of securities and servicing assets is a non-cash component of our gain on sale of loans, this amount, net of the cash that can be provided by financing these assets, is shown as an adjustment to net cash earnings provided by operations. The ability to finance the assets is a key element in management's decision to retain these assets. Net cash earnings is not intended to replace cash provided by operating activities as presented in the consolidated statements of cash flows prepared in accordance with GAAP.

         When evaluating our various sources and uses of cash, we consider cash used to grow our investments, and offsetting borrowings used to finance those investments, separate from the earnings of the Company. These cash flow uses are summarized in the Balance Sheet Financing section of the above analysis. As noted above, the primary use of cash during the year ended December 31, 2002 was the growth in our balance of mortgage loans and additional investments in securities.

         All transactions not relating to earnings or balance sheet growth are included in Other Corporate Activities. The primary use of cash in Other Corporate Activities in both 2002 and 2001 was the repurchase of the Company's common stock.

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

         Accumulated other comprehensive (loss) income ("AOCI") was $(17.7) million at December 31, 2002, compared to $0.6 million at December 31, 2001. This change was a result of 1) the previously described transfer of securities classified as available for sale and 2) the decline in fair value of certain interest rate swaps designated as cash flow hedges of floating rate borrowings and does not include related increases in the fair value of loans held for investment that are funded by borrowers that are hedged by these interest rate swaps. AOCI is not a component of the determination of regulatory capital.

REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to regulatory capital regulations administered by the federal banking agencies. In addition, as a condition to its approval of our acquisition of SGV Bancorp, Inc. in July 2000, the OTS required that the Bank hold Tier 1 (core) capital of at least 8% of adjusted assets for three years following the consummation of the transaction and maintain a risk-based capital position of at least 10% of risk-weighted assets. Additionally, Tier 1 risk-based capital (core capital minus the deduction for low level recourse and residual interests) must be equal to at least 6% of risk-weighted assets. The Bank currently meets all of the requirements of a "well-capitalized" institution under the general regulatory capital regulations and also meets the additional requirements of the OTS approval condition.

         During 2001, the OTS issued guidance for subprime lending programs, which requires a lender to quantify the additional risks in its subprime lending activities and determine the appropriate amounts of allowances for loan losses and capital it needs to offset those risks. The OTS guidance suggests that subprime portfolios be supported by capital equal to one and one-half to three times greater than what is appropriate for similar prime assets. The OTS has accepted the Bank's approach to conform to this guidance, which is based on the secondary market and rating agency securitization models. We segment the subprime loans into categories based on quantifiable, increasing risk levels. Category I includes all subprime loans with 1.0% to 1.5% estimated lifetime loss; Category II includes all subprime loans with 1.5% to 2.0% estimated lifetime loss; and Category III includes all subprime loans with greater than 2.0% estimated lifetime loss. These categories are risk-weighted for capital purposes at 150%, 200% and 300% of the standard risk weighting for the asset type, respectively. We report our subprime loan calculation in an addendum to the Thrift Financial Report that we file with the OTS. The levels and balances within each level were as follows at December 31, 2002:

                                                           MULTIPLE OF
                                                            STANDARD
                                               12/31/02        RISK       RISK-BASED
                                               BALANCE      WEIGHTING      CAPITAL %
                                               -------      ---------      ---------
    Category I...........................   $   271,014        1.5            10%
    Category II..........................        72,462        2.0            12%
    Category III.........................       158,661        3.0            23%
                                            -----------
      Total subprime                        $   502,137                       14%
                                            ===========

         A significant portion of our subprime loans are held for sale and are generally not held for more than 1-2 quarters awaiting sale.

         The following table presents the Bank's actual and required capital ratios and the minimum required capital ratios to be categorized as "well-capitalized" at December 31, 2002. Because not all institutions have uniformly implemented the new subprime guidance, it is possible that IndyMac's risk-based capital ratios will not be comparable to other institutions. The impact of the additional risk weighting criteria had the effect of reducing IndyMac's risk-based capital by 0.99% as noted in the table below.

                                                                                                              INDYMAC
                                                                                                          REQUIRED CAPITAL
                                                     AS REPORTED      ADJUSTED FOR                         FIRST 3 YEARS
                                                    PRE-SUBPRIME   ADDITIONAL SUBPRIME  WELL-CAPITALIZED      (THROUGH
                                                   RISK-WEIGHTING    RISK-WEIGHTING          MINIMUM       JUNE 30, 2003)
                                                   --------------    --------------          -------       --------------
        CAPITAL RATIOS:
          Tangible.............................          8.70%             8.70%               2.00%             2.00%
          Tier 1 core..........................          8.70%             8.70%               5.00%             8.00%
          Tier 1 risk-based....................         14.29%            13.35%               6.00%             6.00%
          Total risk-based.....................         15.02%            14.03%              10.00%            10.00%

         The ratios above do not include $28.2 million of unencumbered cash at IndyMac Bancorp that is available for contribution to the Bank's regulatory capital. Including the excess capital held by the Bank and such cash, we had $94.3 million of total excess capital at December 31, 2002. Excess capital would increase to $262.7 million using the well-capitalized minimums that we will be subject to beginning July 1, 2003, as described above.

         We believe that, under current regulations, the Bank will continue to meet its "well-capitalized" minimum capital requirements in the foreseeable future. The Bank's regulatory capital compliance could be impacted, however, by a number of factors, such as changes to applicable regulations, adverse action by our regulators, changes in the Bank's mix of assets, interest rate fluctuations or significant changes in the economy in areas where the Bank has most of its loans. Any of these factors could cause our actual future results to vary from anticipated future results and consequently could have an adverse impact on the ability of the Bank to meet its future minimum capital requirements. In light of the fact that we are approaching our three year anniversary as a depository institution and the expiration of our interim capital requirement discussed above, IndyMac is in the process of submitting a new five year strategic and financial plan to the regulators with proposed capital requirements on certain items specific to our mortgage banking business model.

CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                     INDYMAC BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                   DECEMBER 31,    DECEMBER 31,
                                                                                                       2002            2001
                                                                                                  -------------   -------------
                                                                                                           (UNAUDITED)
                                                                                                      (DOLLARS IN THOUSANDS)

                                                             ASSETS

 Cash and cash equivalents....................................................................    $     196,720   $     153,295
 Securities classified as trading.............................................................          765,883         215,200
 Mortgage-backed securities available for sale, amortized cost of $1.6 billion and $1.4
   billion at December 31, 2002 and 2001, respectively........................................        1,573,210       1,349,159
 Loans receivable:
   Loans held for sale
     Prime....................................................................................        1,939,780       1,940,213
     Subprime.................................................................................          213,405         140,550
     Consumer lot loans.......................................................................           74,498              --
                                                                                                  -------------   -------------
       Total loans held for sale..............................................................        2,227,683       2,080,763
   Loans held for investment
     Mortgage.................................................................................        2,226,971       1,531,757
     Builder construction.....................................................................          482,408         596,273
     Consumer construction....................................................................          875,335         725,200
     Income property..........................................................................           64,053          58,616
     HELOC....................................................................................          312,881          84,511
   Allowance for loan losses..................................................................          (50,761)        (57,700)
                                                                                                  -------------   -------------
       Total loans held for investment........................................................        3,910,887       2,938,657
    Total loans receivable....................................................................        6,138,570       5,019,420
 Mortgage servicing rights....................................................................          300,539         321,316
 Investment in Federal Home Loan Bank stock, at cost..........................................          155,443          99,996
 Interest receivable..........................................................................           47,089          52,172
 Goodwill and other intangible assets.........................................................           34,549          35,637
 Foreclosed assets............................................................................           36,526          19,372
 Other assets.................................................................................          325,925         231,744
                                                                                                  -------------   -------------
     Total assets.............................................................................    $   9,574,454   $   7,497,311
                                                                                                  =============   =============
                                              LIABILITIES AND SHAREHOLDERS' EQUITY

 Deposits.....................................................................................    $   3,140,502   $   3,238,864
 Advances from Federal Home Loan Bank.........................................................        2,721,783       1,999,378
 Other borrowings.............................................................................        2,491,715       1,053,670
 Trust preferred securities...................................................................          116,819         116,287
 Other liabilities............................................................................          253,670         243,974
                                                                                                  -------------   -------------
   Total liabilities..........................................................................        8,724,489       6,652,173
 Shareholders' Equity
   Preferred Stock -- authorized, 10,000,000 shares of $0.01 par value; none issued...........               --              --
   Common stock -- authorized, 200,000,000 shares of $0.01 par value; issued 83,959,547 shares (54,829,486 outstanding) at December 31, 2002 and issued 83,312,516 shares
    (60,366,266 outstanding) at December 31, 2001.............................................              840             833
   Additional paid-in-capital.................................................................        1,007,936         996,649
   Accumulated other comprehensive (loss) income..............................................          (17,747)            570
   Retained earnings..........................................................................          377,707         234,314
   Treasury stock, 29,130,061 shares and 22,946,250 shares at December 31, 2002 and 2001,
    respectively..............................................................................         (518,771)       (387,228)
                                                                                                  -------------   -------------
       Total shareholders' equity.............................................................          849,965         845,138
                                                                                                  -------------   -------------
       Total liabilities and shareholders' equity.............................................    $   9,574,454   $   7,497,311
                                                                                                  =============   =============

                     INDYMAC BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                  FOR THE THREE MONTHS           FOR THE YEAR
                                                                                   ENDED DECEMBER 31,         ENDED DECEMBER 31,
                                                                                   ------------------         ------------------
                                                                                   2002          2001         2002          2001
                                                                               -----------   -----------  -----------   -----------
                                                                                                     (UNAUDITED)
                                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Mortgage-backed and other securities.......................................    $    26,004   $    28,352  $   112,065   $   121,867
Loans held for sale
  Prime....................................................................         35,482        35,946      127,571       156,251
  Subprime.................................................................          2,403         4,583       12,416        19,780
  HELOC....................................................................          3,925            --        6,929         1,951
  Consumer lot loans.......................................................          1,178            --        1,582            --
                                                                               -----------   -----------  -----------   -----------
    Total loans held for sale..............................................         42,988        40,529      148,498       177,982
Loans held for investment
  Mortgage.................................................................         26,438        31,709      108,326       137,648
  Builder construction.....................................................          9,027        11,108       37,501        53,650
  Consumer construction....................................................         14,166        12,745       55,660        42,241
  Income property..........................................................          1,265         1,131        5,225         4,872
  HELOC....................................................................             --         1,124        3,124         1,145
                                                                               -----------   -----------  -----------   -----------
    Total loans held for investment........................................         50,896        57,817      209,836       239,556
Other......................................................................          1,801         1,169        6,705         5,535
                                                                               -----------   -----------  -----------   -----------
    Total interest income..................................................        121,689       127,867      477,104       544,940
INTEREST EXPENSE
Deposits...................................................................         23,063        34,261      105,188        98,781
Advances from Federal Home Loan Bank.......................................         25,619        24,328      101,647        95,222
Trust preferred securities.................................................          2,761         1,377       11,032         1,377
Borrowings.................................................................         14,289        16,765       49,949       146,938
                                                                               -----------   -----------  -----------   -----------
    Total interest expense.................................................         65,732        76,731      267,816       342,318
                                                                               -----------   -----------  -----------   -----------
    Net interest income....................................................         55,957        51,136      209,288       202,622
Provision for loan losses..................................................          5,700         4,296       16,154        22,022
                                                                               -----------   -----------  -----------   -----------
    Net interest income after provision for loan losses....................         50,257        46,840      193,134       180,600
OTHER INCOME
  Gain on sale of loans....................................................         74,775        67,665      300,800       229,444
  Service fee income.......................................................          1,377         7,291       19,197        28,963
  Gain on mortgage-backed securities, net..................................          1,052         6,317        4,439         7,097
  Fee and other income.....................................................         16,915        14,025       57,736        52,036
                                                                               -----------   -----------  -----------   -----------
    Total other income.....................................................         94,119        95,298      382,172       317,540
                                                                               -----------   -----------  -----------   -----------
    Net revenues...........................................................        144,376       142,138      575,306       498,140
OTHER EXPENSE
  Operating expenses.......................................................         94,807        79,042      344,058       278,201
  Amortization of goodwill and other intangible assets.....................            246           737        1,088         3,392
                                                                               -----------   -----------  -----------   -----------
    Total other expense....................................................         95,053        79,779      345,146       281,593
                                                                               -----------   -----------  -----------   -----------
Earnings before provision for income taxes and cumulative effect of a
  change in accounting principle...........................................         49,323        62,359      230,160       216,547
  Provision for income taxes...............................................         13,727        25,909       86,767        89,974
                                                                               -----------   -----------  -----------   -----------
   Earnings before cumulative effect of a change in accounting principle...         35,596        36,450      143,393       126,573
  Cumulative effect of a change in accounting principle....................            --            --           --        (10,185)
                                                                               -----------   -----------  -----------   -----------
    NET EARNINGS...........................................................    $    35,596   $    36,450  $   143,393   $   116,388
                                                                               ===========   ===========  ===========   ===========
EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE
  Basic....................................................................    $     0.65    $      0.60  $      2.47   $      2.07
  Diluted..................................................................    $     0.63    $      0.58  $      2.41   $      2.00

                                                                                  FOR THE THREE MONTHS           FOR THE YEAR
                                                                                   ENDED DECEMBER 31,         ENDED DECEMBER 31,
                                                                                   ------------------         ------------------
                                                                                   2002          2001         2002          2001
                                                                               -----------   -----------  -----------   -----------
                                                                                                     (UNAUDITED)
                                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS PER SHARE FROM CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE
  Basic....................................................................    $   --        $   --       $   --        $ (0.16)
  Diluted..................................................................    $   --        $   --       $   --        $ (0.16)
EARNINGS PER SHARE
  Basic....................................................................    $  0.65       $  0.60      $  2.47       $  1.91
  Diluted..................................................................    $  0.63       $  0.58      $  2.41       $  1.84
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic....................................................................     55,025        60,412       58,028        60,927
  Diluted..................................................................     56,188        62,391       59,592        63,191

                     INDYMAC BANCORP, INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                                                   ACCUMULATED
                                                                                                                      OTHER
                                                                                                     ADDITIONAL   COMPREHENSIVE
                                                                          SHARES        COMMON        PAID-IN -        INCOME
                                                                        OUTSTANDING      STOCK        CAPITAL         (LOSS)
                                                                        -----------   -----------   -----------   -------------
                                                                                                          (UNAUDITED)
                                                                                                     (DOLLARS IN THOUSANDS)

Balance at December 31, 2000 .......................................    62,176,316    $       818   $   920,205    $    (2,603)
Common stock options
 exercised .........................................................     1,417,038             14        19,984             --
Directors' and officers'
 notes receivable .................................................             --             --           (48)            --
Deferred compensation,
 restricted stock ..................................................        62,189             --         2,318             --

401(k) contribution ................................................        73,453              1         1,876             --
Net gain on mortgage
 securities available for
 sale ..............................................................            --             --            --          2,136
Net unrealized gain on
 derivatives used in cash
 flow hedges .......................................................            --             --            --          1,037
Dividend reinvestment plan .........................................         1,524             --            37             --
Purchases of common stock ..........................................    (3,364,254)            --            --             --
Issuance of warrants ...............................................            --             --        52,277             --
Net earnings .......................................................            --             --            --             --
                                                                        ----------    -----------   -----------    -----------
Net change .........................................................    (1,810,050)            15        76,444          3,173
                                                                        ----------    -----------   -----------    -----------
Balance at December 31, 2001 .......................................    60,366,266            833       996,649            570
                                                                        ----------    -----------   -----------    -----------
Common stock options
 exercised .........................................................       617,243              7         9,803             --
Directors' and officers'
 notes receivable ..................................................            --             --          (168)            --
Deferred compensation,
 restricted stock .................................................         28,447             --         1,619             --
Net gain on mortgage
 securities available for
 sale ..............................................................            --             --            --            476
Net unrealized loss on
 derivatives used in cash
 flow hedges .......................................................            --             --            --        (18,793)
Dividend reinvestment plan ........................................          1,341             --            33             --
Purchases of common stock ..........................................    (6,183,811)            --            --             --
Net earnings .......................................................            --             --            --             --
                                                                        ----------    -----------   -----------    -----------
Net change .........................................................    (5,536,780)             7        11,287        (18,317)
                                                                        ----------    -----------   -----------    -----------
Balance at December 31, 2002 ......................................     54,829,486    $       840   $ 1,007,936    $   (17,747)
                                                                        ==========    ===========   ===========    ===========

                                                                                          TOTAL                          TOTAL
                                                                          RETAINED    COMPREHENSIVE     TREASURY     SHAREHOLDERS'
                                                                          EARNINGS        INCOME         STOCK          EQUITY
                                                                        ------------  -------------   -----------    -------------
Balance at December 31, 2000 .......................................     $   117,926                 $  (308,453)     $   727,893
Common stock options
 exercised .........................................................              --  $         --             --          19,998
Directors' and officers'
 notes receivable ..................................................              --            --             --             (48)
Deferred compensation,
 restricted stock ..................................................              --            --             --           2,318

401(k) contribution ................................................              --            --             --           1,877
Net gain on mortgage
 securities available for
 sale ..............................................................              --         2,136             --           2,136
Net unrealized gain on
 derivatives used in cash
 flow hedges .......................................................              --         1,037             --           1,037
Dividend reinvestment plan .........................................              --            --             --              37
Purchases of common stock ..........................................              --            --        (78,775)        (78,775)
Issuance of warrants ...............................................              --            --             --          52,277
Net earnings .......................................................         116,388       116,388             --         116,388
                                                                         -----------  ------------   ------------      ----------
Net change .........................................................         116,388       119,561        (78,775)        117,245
                                                                         -----------  ------------   ------------      ----------
Balance at December 31, 2001 .......................................         234,314                     (387,228)        845,138
                                                                         -----------                 ------------      ----------
Common stock options
 exercised .........................................................              --            --             --           9,810
Directors' and officers'
 notes receivable ..................................................              --            --             --            (168)
Deferred compensation,
 restricted stock ..................................................              --            --             --           1,619
Net gain on mortgage
 securities available for
 sale ..............................................................              --           476             --             476
Net unrealized loss on
 derivatives used in cash
 flow hedges .......................................................              --       (18,793)            --         (18,793)
Dividend reinvestment plan .........................................              --            --             --              33
Purchases of common stock ..........................................              --            --       (131,543)       (131,543)
Net earnings .......................................................         143,393       143,393             --         143,393
                                                                         -----------  ------------   ------------      ----------
Net change .........................................................         143,393  $    125,076       (131,543)          4,827
                                                                         -----------  ============   ------------      ----------
Balance at December 31, 2002 .......................................     $   377,707                 $   (518,771)     $  849,965
                                                                         ===========                 =============     ==========

                     INDYMAC BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         FOR THE YEAR ENDED
                                                                                                            DECEMBER 31,
                                                                                                            ------------
                                                                                                        2002            2001
                                                                                                   ------------   --------------
                                                                                                             (UNAUDITED)
                                                                                                       (DOLLARS IN THOUSANDS)
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings................................................................................    $    143,393   $      116,388
   Adjustments to reconcile net earnings to net cash used in operating activities:
      Total amortization and depreciation......................................................         247,237          190,463
      Gain on sale of loans....................................................................        (300,800)        (229,444)
      Gain on mortgage-backed securities, net..................................................          (4,439)          (7,097)
      Provision for loan losses................................................................          16,154           22,022
      Cumulative effect of a change in accounting principle....................................             --            10,185
      Net (increase) decrease in deferred tax..................................................          (6,923)         101,549
      Net increase in other assets and liabilities.............................................         (56,447)         (15,685)
                                                                                                   ------------   --------------
        Net cash provided by operating activities before activity for trading securities and
          held for sale loans..................................................................          38,175          188,381
      Net (purchases) sales of trading securities..............................................        (227,708)           1,512
      Net purchases of loans held for sale.....................................................        (723,617)      (1,348,042)
                                                                                                   ------------   --------------
        Net cash used in operating activities..................................................        (913,150)      (1,158,149)
                                                                                                   ------------   --------------
 CASH FLOWS FROM INVESTING ACTIVITIES:

   Net (purchases) sales of and payments from loans held for investment........................        (529,004)         246,471
   Net purchases of mortgage securities available for sale.....................................        (361,476)        (425,643)
   Net increase in investment in Federal Home Loan Bank stock, at cost.........................         (55,447)         (36,715)
   Net increase in property, plant and equipment...............................................         (37,425)         (27,430)
                                                                                                   ------------   --------------
        Net cash used in investing activities..................................................        (983,352)        (243,317)
                                                                                                   ------------   --------------
 CASH FLOWS FROM FINANCING ACTIVITIES:

   Net (decrease) increase in deposits.........................................................         (98,368)       2,440,731
   Net increase in advances from Federal Home Loan Bank........................................         722,170          734,307
   Net increase (decrease) in borrowings.......................................................       1,436,374       (1,802,279)

   Net proceeds from issuance of trust preferred securities and warrants.......................              --          168,564
   Net proceeds from issuance of common stock and exercise of stock options....................          11,294           24,346
   Purchases of common stock...................................................................        (131,543)         (78,775)
                                                                                                   ------------   --------------
        Net cash provided by financing activities..............................................       1,939,927        1,486,894
                                                                                                   ------------   --------------
 Net increase in cash and cash equivalents.....................................................          43,425           85,428
 Cash and cash equivalents at beginning of period..............................................         153,295           67,867
                                                                                                   ------------   --------------
 Cash and cash equivalents at end of period....................................................    $    196,720   $      153,295
                                                                                                   ============   ==============
   SUPPLEMENTAL CASH FLOW INFORMATION:

        Cash paid for interest.................................................................    $    268,842   $      351,911
                                                                                                   ============   ==============
        Cash paid for income taxes.............................................................    $     57,595   $        2,777
                                                                                                   ============   ==============
   SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

        Net transfer of loans held for sale to loans held for investment.......................    $    473,959   $      638,000
                                                                                                   ============   ==============
        Net transfer of mortgage-backed securities available for sale to trading...............    $    219,749   $      263,274
                                                                                                   ============   ==============

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        INDYMAC BANCORP, INC.
                                        (Registrant)


Date:  January 29, 2003                 By:  /s/      MICHAEL W.PERRY
       ----------------                      -----------------------------------
                                                      Michael W. Perry
                                        Vice Chairman of the Board of Directors
                                               and Chief Executive Officer